Filed Pursuant to Rule 424(b)(3)
Under the Securities Act of 1933, as amended
Registration No. 333- 166814

INNOVATIVE CARD TECHNOLOGIES, INC.

8,664,867 Shares of Common Stock
PROSPECTUS

This prospectus relates to the resale by the selling stockholders of up to 8,664,867 shares of common stock, par value $0.001 per share (“Common Stock”), of Innovative Card Technologies, Inc., for sale from time to time by the selling stockholders.

Our Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol “INVC”. The closing price of our Common Stock on May 27, 2010 was $0.23.

The selling stockholders may sell Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any of the proceeds from the sale of Common Stock by the selling stockholders. We will pay the expenses of registering these shares.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The date of this prospectus is June 2, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

INNOVATIVE CARD TECHNOLOGIES, INC.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "InCard", "Company", "we," "us," or "our" refer to Innovative Card Technologies, Inc. and our wholly owned subsidiary PSA Co.

General

We develop and market secure products for payment, identification, physical and logical access applications. Our main focus is on developing One-Time-Password (“OTP”) solutions.  An OTP is a password that is only valid for a single login session or transaction. OTPs avoid a number of shortcomings that are associated with traditional (static) passwords. The most important shortcoming that is addressed by OTPs is that, in contrast to static passwords, they are not vulnerable to replay attacks. This means that, if a potential intruder manages to record an OTP that was already used to log into a service or to conduct a transaction, he will not be able to abuse it since it will be no longer valid.

Currently, our main OTP product is the ICT DisplayCard.  The ICT DisplayCard integrates the security of an OTP token directly into a card the size of a standard credit or debit card. A token is a portable physical device, typically in a key-fob form factor, that generates the OTPat the push of a button.  . During a transaction, this number is entered into a user interface with other information (such as the user’s static PIN and login name). This information is relayed to a backend system for authentication. InCard does not provide the backend authentication server, but rather will integrate our product into authentication systems provided by other companies including distributors and other resellers. The ICT DisplayCard’s authentication works like tokens issued by Verisign, VASCO, RSA, and ActivIdentity, but in a more convenient, wallet-sized card.

The ICT DisplayCard can be used for both the enterprise and the on-line banking markets. The enterprise market, which is served by authentication companies such as VASCO, ActivIdentity, Verisign, and RSA, have the opportunity  to offer the ICT DisplayCard as an alternative for end users to replace existing tokens. We also offer the ICT DisplayCard to financial institutions to increase the security of on-line banking transactions. In addition to the security authentication function, our ICT DisplayCard can be specified to have payment functionality, enabling credit and debit card issuers to enhance anti-fraud protection.

In December of 2009, InCard introduced the ICard, our new OTP product.  The new card sells for significantly less than our ICT DisplayCard and is intended to service a wider market that our prior product.  The ICard is a time-based solution that changes its OTP every 60 seconds.

 Our primary focus is and will continue to be the further development, sale and marketing of OTP solutions.  We anticipate we will expand our current product offering with other innovative OTP products.   During the fiscal year ended December 31, 2009, we continued to expand our ICT DisplayCard sales and marketing efforts.  During 2009, we achieved the following significant milestones:

•	Commenced volume manufacturing of our ICT DisplayCard

•	Continued planning the expansion of our supply chain

•	Introduced the ICard, our next generation OTP product

•	Realized sales growth of 45%

Our corporate offices are located at 633 West Fifth Street, Suite 2600, Los Angeles, California 90071. Our telephone number is (310) 312-0700. Our website address is http://www.incardtech.com. The contents of our website are not incorporated into this filing. Further, our reference to this website is intended to be inactive textual reference only.

About This Offering

This prospectus relates to a total of 8,664,867 shares of common stock of Innovative Card Technologies, Inc.

January 2008 Financing

On January 8, 2008, we entered into a securities purchase agreement (the “January 2008 Purchase Agreement”) with 13 institutional and accredited investors (the “January 2008 Purchasers”). Pursuant to the January 2008 Purchase Agreement, the January 2008 Purchasers purchased $3,500,000 principal amount of our 8% Senior Secured Convertible Debenture (“January 2008 Debenture”). Upon issuance, the January 2008 Debenture (i) bore interest at 8% per year, paid quarterly in cash or registered common stock (valued at the lower of the conversion price or 90% of the volume weighted average price of the twenty prior consecutive trading days), at our discretion; (ii) had a maturity of January 8, 2011, (iii) was convertible at the holder’s option into shares of our common stock at $2.50 per share, (iv) was secured by all of our and our subsidiary’s assets including inventory, receivables, unencumbered equipment and intellectual property under the terms of a security agreement, and (v) had a forced conversion feature which allowed us to force the conversion of the January 2008 Debenture if our common stock traded above $5.00 for 20 consecutive trading days and certain other conditions were met. We also issued to the January 2008 Purchasers five-year warrants to purchase 700,000 shares of our common stock at an exercise price of $2.75 per share (the “January 2008 Warrants”).

Waiver, Amendment and Exchange Agreement

On September 30, 2009, we entered into a Waiver, Amendment and Exchange Agreement (the “Amendment Agreement”) with the persons identified as holders on the signature pages thereto (the “Holders”). Pursuant to the Amendment Agreement, the January 2008 Purchasers agreed to waive all existing events of default under the January 2008 Debentures and to waive any late fees, increased interest and liquidated damages that accrued prior to September 30, 2009.

Pursuant to the Amendment Agreement, the Company also agreed to issue to the January 2008 Purchasers, in exchange for their January 2008 Debentures and January 2008 Warrants, Amended and Exchanged Original Issuance Discount Debentures (“Amended Debentures”), with a principal amount equal to each Holder’s current January 2008 Debenture plus interest through April 2, 2010 and Amended and Exchanged Warrants (“Amended Warrants”) in an amount equal to each Holder’s current January 2008 Warrant.  The Amended Debentures (i) bear interest at 8% per year commencing on April 1, 2010, paid quarterly, commencing July 1, 2010, in cash or, subject to certain conditions, registered shares of our common stock; (ii) have a maturity of January 8, 2011, (iii) are convertible at the Holder’s option into shares of our common stock at an initial conversion price of $1.00 per share, (iv) are secured by all of our and our subsidiaries’ assets, including inventory, receivables, unencumbered equipment and intellectual property, and (v) have a forced conversion feature which allows the Company to force the conversion of the Amended Debentures if our common stock trades above $1.00 for 10 consecutive trading days.  Such a forced conversion may be limited by contractual restrictions on the amount of our common stock which the Holder may own and certain other conditions.  Each Amended Warrant has a term of 5 years from the initial issuance date which is January 8, 2008 and an exercise price of $0.25 per share. The Amended Warrants also provide for the issuance of a replacement warrant in the event they are exercised for cash (the “Amended Replacement Warrants”). The Amended Warrants and Amended Replacement Warrants may be exercised on a cashless basis if there is not an effective registration statement for the underlying shares of common stock.

Pursuant to the Amendment Agreement, we issued an aggregate of $3,975,974 of our Amended Debentures and Amended Warrants to purchase 700,000 common shares in exchange for the January 2008 Debentures and January 2008 Warrants.

Pursuant to the Amendment Agreement, in addition to the exchange of the January 2008 Debentures and January 2008 Warrants, we also exchanged certain outstanding obligations owed to creditors of the Company in an aggregate amount of $672,243 in exchange for debentures in the face amount of $699,354 (which includes interest through April 2, 2010) and 135,533 warrants to purchase shares of our common stock (the “September 2009 Amendment Agreement Warrants”). The September 2009 Amendment Agreement Warrants have the same terms as the Amended Warrants, including a provision for the issuance of replacement warrants in the event they are exercised for cash (the “September 2009 Amendment Agreement Replacement Warrants”) .

Debenture and Warrant Purchase Agreement

On September 30, 2009, we entered into a Debenture and Warrant Purchase Agreement (the “September 2009 Purchase Agreement”) with the purchasers named therein. Pursuant to the September 2009 Purchase Agreement, the Company sold an additional $1,173,416 face amount of debentures with a conversion price of $0.25 and otherwise with the same terms as the Amended Debentures and warrants to purchase 2,254,643 shares of common stock with the same terms as the Amended Warrants (the “September 2009 Purchase Agreement Warrants”), including a provision for the issuance of replacement warrants in the event they are exercised for cash (the “September 2009 Purchase Agreement Replacement Warrants”, and together with the Amended Replacement Warrants and the September 2009 Amendment Agreement Replacement Warrants, the “Replacement Warrants”).  The debentures were sold for a purchase price of $1,127,321 and the face amount of the debentures includes interest through April 2, 2010. As a condition to the closing, the investors required any January 2008 Purchasers not participating in the September 2009 Purchase Agreement to further amend their Amended Debentures and Amended Warrants to remove the anti-dilution provisions in each document relating to subsequent equity issuances, including the September 2009 Purchase Agreement.  All other terms and conditions are identical to the Amended Debentures and Amended Warrants.   As a result, the conversion price of Amended Debentures in the principal amount of $3,336,287 was reduced to $0.25.

The 8,664,867 shares of common stock included in this prospectus include (i) 700,000 shares issuable upon exercise of the Amended Warrants, (ii) 135,533 shares issuable upon exercise of the September 2009 Amendment Agreement Warrants, (iii) 2,254,643 shares issuable upon exercise of the September 2009 Purchase Agreement Warrants, and (iv) 3,090,176 shares issuable upon exercise of the Replacement Warrants.

This prospectus also includes:

•	75,000 shares issuable upon exercise of warrants issued on June 17, 2008, for services, to Jose Castenada, with an exercise price of $0.25.

•	275,000 shares issuable upon exercise of warrants issued on June 17, 2008, for services, to David Castenada, with an exercise price of $0.25

•	60,000 shares issuable upon exercise of warrants issued on April 4, 2008, for services, to Jose Castenada, with an exercise price of $0.25.

•
400,000 shares issuable upon exercise of warrants issued on September 9, 2009, to High Tide, LLC, with an exercise price of $0.25, in connection with the sale to High Tide, LLC of a note in the principal amount of $100,000.

•	1,674,515 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

Shares of Common Stock outstanding before the offering	30,558,562 (as of March 31, 2010)

Shares of Common Stock offered by Selling Stockholders	Up to 8,664,867 shares

Shares of Common Stock outstanding after the offering	39,223,429 (assuming the exercise of all the warrants the underlying shares of which are included in this prospectus, and the issuance of 1,674,515 share as interest)

Over-the-Counter Bulletin Board symbol	INVC.OB

Risk factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 6.

Risk Factors

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. As a result, you could lose all or a part of your investment.

Risk Related to Our Business and Operations

There is serious doubt regarding our ability to continue as a going concern.

We have a history of recurring losses from operations and have an accumulated deficit of $38,772,663 as of March 31, 2010. Sales of our products are not expected to generate positive cash flow until the fourth quarter of 2010.  As a result, there is substantial doubt about our ability to continue as a going concern.  Our plan regarding these matters is to raise additional debt and/or equity financing to allow us the ability to cover our current cash flow requirements and meet our obligations as they become due.  There can be no assurances that financing will be available or if available, that such financing will be available under favorable terms. In the event that we are unable to generate adequate revenues to cover expenses and cannot obtain additional financing in the near future, we may seek protection under bankruptcy laws.

Our auditors have added an explanatory paragraph to their opinion on our financial statements for the year ended December 31, 2009 because of concerns about our ability to continue as a going concern. These concerns arise from the fact that we have not yet established an ongoing source of revenues sufficient to cover our operating costs.  As a result, we must raise additional capital in order to continue to operate our business. If we fail to generate positive cash flows or obtain additional financing when required, we will have to modify, delay or abandon some or all of our business and expansion plans.

We are an early stage company with an unproven business strategy.

Our business prospects are difficult to predict because of our limited operating history, early stage of development and unproven business strategy. We are primarily focused on developing OTP solutions and products.  We made our first significant commercial sale of our ICT DisplayCard in 2008. Although we believe that our current product and those under development have significant profit potential, we may not attain profitable operations and may not succeed in realizing our business objectives.

 We will require additional capital which we may be unable to obtain.

We believe that our current cash, combined with anticipated revenue collections, will be enough to fund our operations until July, 2010.  We currently do not have any sources of additional financing and cannot assure you that such funding will be available.  If we are unable to raise additional capital we may be forced to file for bankruptcy.

We depend on a limited number of suppliers for our current product.

We obtain the battery for our current product from Solicore, Inc., our single source supplier, on a purchase order basis.  In the event of a disruption or discontinuation in supply, we may not be able to obtain batteries on a timely basis, which would disrupt our operations, delay production and impair our ability to manufacture and sell our products.

We obtain the display for our current product from SmartDisplayer, our single source supplier, under a written agreement. In the event of a disruption or discontinuation in supply, we may not be able to obtain displays on a timely basis, which would disrupt our operations, delay production and impair our ability to manufacture and sell our ICT DisplayCard.

Our dependence upon outside suppliers exposes us to risks, including:

•	the possibility that our suppliers will experience major disruptions in production, which is exacerbated by the fact that we are a major customer of our suppliers;

•	the solvency of our suppliers and the potential that our suppliers will be solely dependent upon us;

•	the potential inability of our suppliers to obtain required components or products;

•	reduced control over pricing, quality and timely delivery, due to the difficulties in switching to alternative suppliers;

•	potential delays and expense of seeking alternative sources of suppliers; and

•	increases in prices of key components.

We may not be able to develop our products due to inadequate resources.

Our business strategy is to develop and market new OTP solutions and products. We believe that our revenue growth and profitability, if any, will substantially depend upon our ability to:

•	mass produce the ICT DisplayCard at significantly lower cost;

•	continue to fund research and development endeavors; and

•	develop, introduce and commercialize new products.

If we are not able to devote adequate resources to our new product development efforts, we may be unable to develop new products, which would adversely affect our revenue growth and profitability.

We depend on key personnel.

We rely to a substantial extent on the management, marketing and product development skills of our key employees and consultants, particularly Richard Nathan, our President and Chief Executive Officer, Craig Nelson, who supervises the manufacturing and testing of the InCard DisplayCard, and Mark Poidomani, our chief technology officer, to formulate and implement our business plan. Our success depends to a significant extent upon our ability to retain and attract key personnel. Competition for employees can be intense in the payment card industry, and the process of locating key personnel with the right combination of skills is often lengthy. The loss of any key personnel may significantly delay or prevent the achievement of product development and could have a material adverse effect on us.

Our products might not achieve market acceptance.

The commercial success of our products will depend upon the adoption of our products by payment card providers. In order to be successful, our products must meet the technical and cost requirements for card enhancements within the payment card industry. Market acceptance will depend on many factors, including:

•	our ability to convince prospective strategic partners and customers to adopt our products;

•	the willingness and ability of prospective strategic partners and customers to adopt our products; and

•	our ability to sell and service sufficient quantities of our products.

Because of these and other factors, our products may not achieve market acceptance. If our products do not achieve market acceptance, demand for our products will not develop as expected and it is highly unlikely that we will become profitable.

We rely substantially on third-party manufacturers.

To be successful, we must manufacture, or contract for the manufacture of, our products in compliance with industry standards and on a timely basis. As discussed in the risk factor above, we are working in cooperation with other companies that have specialized technical expertise related to the manufacturing of our ICT DisplayCard. We also currently use a limited number of sources for most of the supplies and services that we use in the manufacturing processes. Our manufacturing strategy presents the following risks:

•	delays in the quantities needed for product development could delay commercialization of our products in development;

•	if we need to change to other commercial manufacturers, any new manufacturer would have to be educated in, or develop substantially equivalent processes necessary for, the production of our products;

•
if market demand for our products increases suddenly, our current manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

•	we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

Any of these factors could delay commercialization of our products under development, entail higher costs and result in our being unable to effectively manufacture our products.

Some of our competitors have significantly greater resources than us.

We believe that the principal competitive factors that affect the market for tokens include convenience, price, quality/reliability, ease of use, and distribution cost. We cannot assure you that we will be able to maintain our competitive position against current and potential competitors, especially those with significant marketing, service, support, technical and other competitive resources.

Our competitors have significantly greater financial, technical, marketing, purchasing and other resources than we do, and as a result, may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of products, or to deliver competitive products at a lower end-user price. Our inability to successfully compete will materially and adversely affect our business.

Risks Related to our Securities

Our common shares were delisted from the NASDAQ Capital Market.

On February 20, 2009, our common shares were delisted from the NASDAQ Capital Market.  As a result, our shares now trade on the Over-the-Counter Bulletin Board and on the Pinksheets.  Historically, the volume and liquidity of these markets has been significantly less than on the NASDAQ Capital Market.  In addition, shares traded in these markets are unlikely to be followed by market analysts and there may be few market makers for our common stock.  Also, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our common stock.  Any of these factors could adversely affect the liquidity and trading price of our common stock and could result in large fluctuations in market price.

Our common stock is subject to the penny stock regulations and restrictions.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transaction is suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market which sets forth:

•	the basis on which the broker or dealer made the suitability determination, and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions’ payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in transactions with penny stocks.  Accordingly, investors may encounter difficulties in their attempt to sell shares of our common stock.  These additional sales practice and disclosure requirements could impede the sale of our common stock. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their common stock.

The market for penny stocks has experienced numerous frauds and abuses.

We believe that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

 As a result, many investors have the perception that penny stocks are too risky or involve a high degree of fraud.  These factors will make the development of an active market for our common shares more difficult which further affects the liquidity of our common stock.

We do not pay any  dividends.

We plan to use all of our earnings; to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future.  Therefore, any return on your investment will be derived from an increase in the price of our stock, which may or may not occur.

Sales of our common stock in the public market may depress our stock price.

As of March 31, 2010, we had 30,558,562 shares of common stock outstanding. On a fully diluted basis, including shares issuable upon exercise of warrants and stock options and convertible debentures, we have 62,131,062 shares outstanding or issuable, as of March 31, 2010.   On September 30, 2009, we completed the restructuring of our 8% Senior Secured Convertible Debentures.  As a result, the conversion price of the debentures as well as substantially all our outstanding warrants was adjusted to $0.25.  All of these shares can be traded pursuant to prospectus or via Rule 144 of the Securities Act of 1933.  If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall, which could result in a significant loss on any investment you make in our common stock. The sale of a large number of shares could impair our ability to raise needed capital by depressing the price of our common stock.

We may be subject to securities litigation as the price of our common stock has drastically decreased over the past twelve months.

During the past two years, the price of our common stock has decreased from $1.27 on June 30, 2008 to $0.23 as of May 27, 2010. Although management feels that at all times it has acted in the best interest of the company’s shareholders, such declines in stock price have historically increased the probability of becoming the subject of a securities class action law suit.  If we were to become the target of such litigation, we will have to spend considerable time and resources in defending such litigation.  This would result in management diverting its focus from the development and sale of our products.  Additionally, such litigation is extremely costly and will deplete our assets.

We may raise additional capital through a securities offering that could dilute your ownership interest and voting rights.

Our certificate of incorporation currently authorizes our board of directors to issue up to 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of March 31, 2010, after taking into consideration our outstanding common and preferred shares and our contingently issuable shares, our board of directors will be entitled to issue up to 12,868,938 additional common shares and 5,000,000 preferred shares. The power of the board of directors to issue these shares or securities convertible into these shares is generally not subject to stockholder approval.

We will require additional working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

Our incorporation documents and Delaware law may inhibit a takeover that stockholders consider favorable and could also limit the market price of your stock, which may inhibit an attempt by our stockholders to change our direction or management.

Our amended and restated certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

•
authorize our board of directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock and to fix the number of shares constituting any series and the designation of such series without further action by our stockholders;

•	prohibit stockholders from calling special meetings;

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting; and

•	prohibit stockholder action by written consent, requiring all stockholder actions to be taken at a meeting of our stockholders.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which may prevent or frustrate any attempt by our stockholders to change our management or the direction in which we are heading. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations that govern publicly held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on the board of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the Securities and Exchange Commission (the “SEC”). Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business could be adversely affected.

Our management has concluded that, as of March 31, 2010, our disclosure controls and procedures were not effective.

Our management, with the participation of our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), has evaluated the effectiveness of the Company’s disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of March 31, 2010. Based on such evaluation which disclosed numerous material weaknesses, our CEO and CFO have concluded that, as of March 31, 2010, the Company’s disclosure controls and procedures were not effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act and were not effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including the Company’s CEO and CFO, as appropriate to allow timely decisions regarding required disclosure. If we fail to implement new or improved disclosure controls, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

We have identified numerous material weaknesses in our internal control over financial reporting.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on internal control over financial reporting in their Annual Reports on Form 10-K. Our Annual Report for the year ending December 31, 2009 was required to contain an assessment by management of the effectiveness of a company’s internal control over financial reporting. Our non-affiliated market capitalization qualified us as a “Smaller Reporting Company” effective in 2009. As a result, we were required to include our management’s report on internal control over financial reporting in our Annual Report for the year ended December 31, 2009, but were not required to include our auditors’ attestation report on our internal control over financial reporting.   As of December 31, 2009, our internal controls over financial reporting were not effective and we have identified a number of material weaknesses in our internal control over financial reporting. While we intend to remedy these weaknesses during the current fiscal year, we may be unable to do so. If we fail to implement required new or improved controls there may be an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the Common Stock offered by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders who may sell their shares under this prospectus from time to time. Except as set forth below, no selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of ownership of our securities. The following table also provides certain information with respect to the selling stockholders' ownership of our securities as of the date of this prospectus, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling stockholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling stockholders will sell all shares covered by this prospectus.

The selling stockholders may transfer, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their shares since the date on which the information in the table below is presented. Information about the selling stockholders may change from time to time. Any changed information will be set forth in prospectus supplements or post effective amendments, as required.

No selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of ownership of our securities.

Name of Selling Stockholder	Beneficial Ownership Before the Offering (1)		Shares of Common Stock Included in Prospectus		Beneficial Ownership After the Offering	Percentage of Ownership After Completion of Offering (2)
Alpha Capital Anstalt (3)	1,604,960	(4)	968,679	(5)	2,060,045	4.99%
Bristol Investment Fund (6)	1,604,960	(7)	1,188,312	(8)	2,060,045	4.99%
Charles B. Runnels Family Trust DTD 10-14-93 Charles B. Runnels & Amy Jo Runnels TTEES (9)	795,672	(10)	174,065	(11)	737,100	1.85%
Donald W. Killian III (12)	655,741	(13)	198,965	(14)	578,599	1.45%
Epsom Investment Services, N.V. (15)	131,950	(16)	74,580	(17)	111,950	*
Gemini Master Fund, Ltd. (18)	1,604,960	(19)	400,058	(20)	1,416,896	3.59%
G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnels Family Trust DTD 1-11-2000 (21)	1,392,007	(22)	649,990	(23)	1,109,865	2.75%
High Tide, LLC (24)	1,604,960	(25)	1,142,596	(26)	1,199,085	2.97%
IRA FBO J. Steven Emerson R/O Pershing (27)	1,604,960	(28)	1,010,256	(29)	2,060,045	4.99%
John B. Davies (30)	1,604,960	(31)	497,418	(32)	1,446,503	3.56%
Jonathan & Nancy Glaser Family Trust DTD 12/16/98 Jonathan M. Glaser and Nancy E. Glaser TTEES (33)	674,552	(34)	377,473	(35)	574,552	1.44%
MM & B Holdings, a California General Partnership (36)	1,604,960	(37)	597,054	(38)	1,735,950	4.24%
Emerson Partners (39)	154,089	(40)	108,038	(41)	104,089	*
J. Steven Emerson (42)	154,089	(40)	108,038	(41)	104,089	*
David Castaneda	355,126	(43)	331,180	(44)	54,126	*
Jose Castaneda	331,333	(45)	167,607	(46)	187,260	*
nCryptone, S.A. (47)	778,999	(48)	454,482	(49)	652,539	1.64%
IRA FBO J. Steven Emerson ROTH Pershing (50)	308,178	(51)	216,076	(52)	208,178	*

* Indicates less than one percent.

(1) Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 30,558,562 shares of common stock outstanding as of March 31, 2010.

(2) Assumes that all shares will be resold by the selling stockholders after this offering.

(3) Konrad Ackerman has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer.

(4) The selling shareholder owns 279,461 shares of common stock, debentures convertible into 2,554,328 shares at a conversion price of $0.25 and warrants to purchase 385,714 shares with an exercise price of $0.25. The debentures and warrants may not be converted or exercised, as applicable, to the extent that such conversion or exercise would cause the selling shareholder to own more than 4.99% of the Company’s outstanding shares of common stock. The number of shares deemed beneficially owned is limited accordingly.

(5) Represents (i) 100,000 shares issuable upon exercise of Amended Warrants, (ii) 285,714 shares issuable upon exercise of September 2009 Purchase Agreement Warrants, (iii) 385,714 shares issuable upon exercise of Replacement Warrants, and (iv) 197,251 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

(6) Paul Kessler has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer.

(7) The selling shareholder owns debentures convertible into 3,400,548 shares at a conversion price of $0.25 and warrants to purchase 462,857 shares with an exercise price of $0.25. The debentures and warrants may not be converted or exercised, as applicable, to the extent that such conversion or exercise would cause the selling shareholder to own more than 4.99% of the Company’s outstanding shares of common stock. The number of shares deemed beneficially owned is limited accordingly.

(8) Represents (i) 120,000 shares issuable upon exercise of Amended Warrants, (ii) 342,857 shares issuable upon exercise of September 2009 Purchase Agreement Warrants, (iii) 462,857 shares issuable upon exercise of Replacement Warrants, and (iv) 262,598 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

(9) G. Tyler Runnels has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is an affiliate of a broker-dealer. The selling stockholder bought the securities to be resold in the ordinary course of business, and at the time of the purchase of the securities had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(10) Includes 737,102 shares issuable upon conversion of debentures with an exercise price of $0.25 and 58,572 shares issuable upon exercise of warrants with an exercise price of $0.25.

(11) Represents (i) 30,000 shares issuable upon exercise of Amended Warrants, (ii) 28,572 shares issuable upon exercise of September 2009 Purchase Agreement Warrants, (iii) 58,572 shares issuable upon exercise of Replacement Warrants, and (iv) 56,921 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

(12) The selling stockholder has informed us that he is not a broker-dealer or an affiliate of a broker-dealer. The selling stockholder served as a director of InCard from December 2006 to July 2007.

(13) Includes 578,599 shares issuable upon conversion of debentures with a conversion price of $0.25 and 77,142 shares issuable upon exercise of warrants with an exercise price of $0.25.

(14) Represents (i) 20,000 shares issuable upon exercise of Amended Warrants, (ii) 57,142 shares issuable upon exercise of September 2009 Purchase Agreement Warrants, (iii) 77,142 shares issuable upon exercise of Replacement Warrants, and (iv) 44,681 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

(15) David Craven and Steven Drayton have voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer.

(16) Includes 111,950 shares issuable upon conversion of debentures with a conversion price of $1.00 and 20,000 shares issuable upon exercise of warrants with an exercise price of $0.25.

(17) Represents (i) 20,000 shares issuable upon exercise of Amended Warrants, (ii) 20,000 shares issuable upon exercise of Replacement Warrants, and (iii) 34,580 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

(18) Steven Winters has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer.

(19) The selling shareholder owns 1,231,178 shares of common stock, debentures convertible into 185,718 shares at a conversion price of $0.25 and warrants to purchase 192,858 shares with an exercise price of $0.25. The debentures and warrants may not be converted or exercised, as applicable, to the extent that such conversion or exercise would cause the selling shareholder to own more than 4.99% of the Company’s outstanding shares of common stock. The number of shares deemed beneficially owned is limited accordingly.

(20) Represents (i) 50,000 shares issuable upon exercise of Amended Warrants, (ii) 142,858 shares issuable upon exercise of September 2009 Purchase Agreement Warrants, (iii) 192,858 shares issuable upon exercise of Replacement Warrants, and (iv) 14,342 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

(21) G. Tyler Runnels has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is an affiliate of a broker-dealer. The selling stockholder bought the securities to be resold in the ordinary course of business, and at the time of the purchase of the securities had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(22) Includes 1,109,865 shares issuable upon conversion of debentures with a conversion price of $0.25 and 282,142 shares issuable upon exercise of warrants with an exercise price of $0.25.

(23) Represents (i) 25,000 shares issuable upon exercise of Amended Warrants, (ii) 257,142 shares issuable upon exercise of September 2009 Purchase Agreement Warrants, (iii) 282,142 shares issuable upon exercise of Replacement Warrants, and (iv) 85,706 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

(24) G. Tyler Runnels has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is an affiliate of a broker-dealer. The selling stockholder bought the securities to be resold in the ordinary course of business, and at the time of the purchase of the securities had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(25) The selling shareholder owns debentures convertible into 1,199,086 shares at a conversion price of $0.25 and warrants to purchase 725,000 shares with an exercise price of $0.25. The debentures and warrants may not be converted or exercised, as applicable, to the extent that such conversion or exercise would cause the selling shareholder to own more than 4.99% of the Company’s outstanding shares of common stock. The number of shares deemed beneficially owned is limited accordingly.

(26) Represents (i) 25,000 shares issuable upon exercise of Amended Warrants, (ii) 300,000 shares issuable upon exercise of September 2009 Purchase Agreement Warrants, (iii) 325,000 shares issuable upon exercise of Replacement Warrants, (iv) 400,000 shares issuable upon exercise of additional warrants held by the selling shareholder with an exercise price of $0.25, and (v) 92,596 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

(27) J. Steven Emerson has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer.

(28) The selling shareholder owns 200,000 shares of common stock, debentures convertible into 2,722,741 shares at a conversion price of $0.25 and warrants to purchase 400,000 shares with an exercise price of $0.25. The debentures and warrants may not be converted or exercised, as applicable, to the extent that such conversion or exercise would cause the selling shareholder to own more than 4.99% of the Company’s outstanding shares of common stock. The number of shares deemed beneficially owned is limited accordingly.

(29) Represents (i) 100,000 shares issuable upon exercise of Amended Warrants, (ii) 300,000 shares issuable upon exercise of September 2009 Purchase Agreement Warrants, (iii) 400,000 shares issuable upon exercise of Replacement Warrants, and (iv) 210,256 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

(30) The selling stockholder has informed us that he is not a broker-dealer or an affiliate of a broker-dealer.

(31) The selling shareholder owns debentures convertible into 1,446,503 shares at a conversion price of $0.25 and warrants to purchase 192,858 shares with an exercise price of $0.25. The debentures and warrants may not be converted or exercised, as applicable, to the extent that such conversion or exercise would cause the selling shareholder to own more than 4.99% of the Company’s outstanding shares of common stock. The number of shares deemed beneficially owned is limited accordingly.

(32) Represents (i) 50,000 shares issuable upon exercise of Amended Warrants, (ii) 142,858 shares issuable upon exercise of September 2009 Purchase Agreement Warrants, (iii) 192,858 shares issuable upon exercise of Replacement Warrants, and (iv) 197,251 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

(33) Jonathan Glaser has voting and investment control of the securities to be offering for resale. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer.

(34) Includes 574,553 shares issuable upon conversion of debentures with a conversion price of $1.00 and 100,000 shares issuable upon exercise of warrants with an exercise price of $0.25.

(35) Represents (i) 100,000 shares issuable upon exercise of Amended Warrants, (ii) 100,000 shares issuable upon exercise of Replacement Warrants, and (iii) 177,473 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

(36) Cristina Agra-Hughes has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer.

(37) The selling shareholder owns debentures convertible into 1,735,950 shares at a conversion price of $0.25 and warrants to purchase 231,500 shares with an exercise price of $0.25. The debentures and warrants may not be converted or exercised, as applicable, to the extent that such conversion or exercise would cause the selling shareholder to own more than 4.99% of the Company’s outstanding shares of common stock. The number of shares deemed beneficially owned is limited accordingly.

(38) Represents (i) 60,000 shares issuable upon exercise of Amended Warrants, (ii) 171,500 shares issuable upon exercise of September 2009 Purchase Agreement Warrants, (iii) 231,500 shares issuable upon exercise of Replacement Warrants, and (iv) 134,054 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

(39) J. Steven Emerson has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer.

(40) Includes 104,089 shares issuable upon conversion of debentures with a conversion price of $0.25 and 50,000 shares issuable upon exercise of warrants with an exercise price of $0.25.

(41) Represents (i) 50,000 shares issuable upon exercise of September 2009 Purchase Agreement Warrants, (ii) 50,000 shares issuable upon exercise of Replacement Warrants, and (iii) 8,038 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

(42) The selling stockholder has informed us that he is not a broker-dealer or an affiliate of a broker-dealer.

(43) Includes 54,126 shares issuable upon conversion of debentures with a conversion price of $0.25 and 301,000 shares issuable upon exercise of warrants with an exercise price of $0.25.

(44) Represents (i) 26,000 shares issuable upon exercise of September 2009 Purchase Agreement Warrants, (ii) 26,000 shares issuable upon exercise of Replacement Warrants, (iii) 275,000 shares issuable upon exercise of additional warrants held by the selling shareholder with an exercise price of $0.25, and (iv) 4,180 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

(45) Includes 187,260 shares issuable upon conversion of debentures with a conversion price of $0.25 and 144,073 shares issuable upon exercise of warrants with an exercise price of $0.25.

(46) Represents (i) 9,073 shares issuable upon exercise of September 2009 Amendment Agreement Warrants, (ii) 9,073 shares issuable upon exercise of Replacement Warrants, (iii) 135,000 shares issuable upon exercise of additional warrants held by the selling shareholder with an exercise price of $0.25, and (iv) 14,461 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

(47) nCryptone SA is a wholly owned subsidiary of Prosodie SA.

(48) The selling shareholder owns debentures convertible into 652,539 shares at a conversion price of $1.00 and warrants to purchase 126,460 shares with an exercise price of $0.25.

(49) Represents (i) 126,460 shares issuable upon exercise of September 2009 Amendment Agreement Warrants, (ii) 126,460 shares issuable upon exercise of Replacement Warrants, and (iii) 201,562 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

(50) J. Steven Emerson has voting and investment control of the securities to be offered for resale. The selling stockholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer.

(51) Includes 208,178 shares issuable upon conversion of debentures with a conversion price of $0.25 and 100,000 shares issuable upon exercise of warrants with an exercise price of $0.25.

(52) Represents (i) 100,000 shares issuable upon exercise of September 2009 Purchase Agreement Warrants, (ii) 100,000 shares issuable upon exercise of Replacement Warrants, and (iii) 16,076 potential shares issuable as payment of interest due on convertible debentures through the maturity date, calculated using an estimated share price of $0.20.

PLAN OF DISTRIBUTION

We are registering shares of our common stock for resale by the selling stockholders identified in the section above entitled "Selling Stockholders." We will receive none of the proceeds from the sale of these shares by the selling stockholders. The common stock may be sold from time to time to purchasers:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale; or

•	Through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock.

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

Neither the selling stockholders nor InCard can presently estimate the amount of compensation in the form of discounts, concessions or commissions that underwriters, broker-dealers or agents may receive from the selling stockholders or the purchasers of the common stock. We know of no existing arrangements between the selling stockholders, broker-dealers, underwriters or agents relating to the sale or distribution of the shares.

The selling stockholders may also enter into hedging transactions, and persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common shares. Our selling stockholders may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with the sales and distributions contemplated under this prospectus, and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Additionally, any profits which our selling stockholders may receive might be deemed to be underwriting compensation under the Securities Act. Because the selling stockholders may be deemed to be an underwriter under Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

The resale shares will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will bear all expenses relating to the sale of our common shares under this prospectus, except that the selling stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders. We have agreed to indemnify some of the selling stockholders against certain losses, claims, obligations, damages and liabilities, including liabilities under the Securities Act.

Any common shares offered under this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus.

Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

The securities offered by the selling stockholders are shares of our common stock, par value $0.001 (“Common Stock”). We are authorized to issue 75,000,000 shares of Common Stock, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share (“Preferred Stock”). As of March 31, 2010, there were issued and outstanding 30,558,562 shares of Common Stock and 0 shares of Preferred Stock.

The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock are entitled to receive any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share in all assets remaining after payment of liabilities, The Common Stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of common stock are fully paid and nonassessable.

The holders of Common Stock do not have cumulative voting rights, which means that the holders of more than fifty percent of the shares of Common Stock voting for election of directors may elect all the directors if they choose to do so. In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors. Except as otherwise required by Delaware law, and subject to the rights of the holders of preferred stock then outstanding, all stockholder action is taken by the vote of a majority of the issued and outstanding shares of Common Stock present at a meeting of stockholders at which a quorum consisting of a majority of the issued and outstanding shares of Common Stock is present in person or proxy.

DESCRIPTION OF BUSINESS

Our Business

We develop and market secure products for payment, identification, physical and logical access applications. Our main focus is on developing One-Time-Passcode (“OTP”) solutions.  An OTP is a password that is only valid for a single login session or transaction. OTPs avoid a number of shortcomings that are associated with traditional (static) passwords. The most important shortcoming that is addressed by OTPs is that, in contrast to static passwords, they are not vulnerable to replay attacks. This means that, if a potential intruder manages to record an OTP that was already used to log into a service or to conduct a transaction, he will not be able to abuse it since it will be no longer valid.

Currently, our main OTP product is the ICT DisplayCard.  The ICT DisplayCard integrates the security of an OTP token directly into a card the size of a standard credit or debit card. A token is a portable physical device, typically in a key-fob form factor, that generates the OTPat the push of a button.  . During a transaction, this number is entered into a user interface with other information (such as the user’s static PIN and login name). This information is relayed to a backend system for authentication. InCard does not provide the backend authentication server, but rather will integrate our product into authentication systems provided by other companies including distributors and other resellers. The ICT DisplayCard’s authentication works like tokens issued by Verisign, VASCO, RSA, and ActivIdentity, but in a more convenient, wallet-sized card.

The ICT DisplayCard can be used for both the enterprise and the on-line banking markets. The enterprise market, which is served by authentication companies such as VASCO, ActivIdentity, Verisign, and RSA, have the opportunity  to offer the ICT DisplayCard as an alternative for end users to replace existing tokens. We also offer the ICT DisplayCard to financial institutions to increase the security of on-line banking transactions. In addition to the security authentication function, our ICT DisplayCard can be specified to have payment functionality, enabling credit and debit card issuers to enhance anti-fraud protection.

In December of 2009, InCard introduced the ICard, our new OTP product.  The new card sells for significantly less than our ICT DisplayCard and is intended to service a wider market that our prior product.  The ICard is a time-based solution that changes its OTP every 60 seconds.

Our primary focus is and will continue to be the further development, sale and marketing of OTP solutions.  We anticipate we will expand our current product offering with other innovative OTP products.   During the fiscal year ended December 31, 2009, we continued to expand our ICT DisplayCard sales and marketing efforts.  During 2009, we achieved the following significant milestones:

•	Commenced volume manufacturing of our ICT DisplayCard

•	Continued planning the expansion of our supply chain

•	Introduced the ICard, our next generation OTP product

•	Realized sales growth of 45%

Industry Background

The growth in electronic banking and electronic commerce, and the increasing use and reliance by business, government and educational institutions upon proprietary or confidential information that is remotely accessible by many users over different networks, has made information security a paramount concern. Enterprises are seeking solutions that will continue to allow them to expand access to data and financial assets while maintaining network security, and firms such as VASCO, RSA, VeriSign, and ActivIdentity are providing solutions for these enterprises. We believe that the tokens provided to end users by these and other network security firms are generally inconvenient as these tokens have to be carried outside of a wallet or placed on a keychain or in a pocket. Our ICT DisplayCard and our ICard offer the same functionality as a token, but in a form factor that can be carried in a wallet. We believe the increased convenience offered by our device will provide the end user with a better experience and greater convenience.

Internet and Enterprise Security
With the advent of personal computers and distributed information systems in the form of wide area networks, intranets, local area networks and the Internet, as well as other direct electronic links, many organizations have implemented applications to enable their work force and third parties, including vendors, suppliers and customers, to access and exchange data and perform electronic transactions. As a result of the increased number of users having direct and remote access to such enterprise applications, data and financial assets have become increasingly vulnerable to unauthorized access and misuse.

Individual User Security
In addition to the need for enterprise-wide security, the proliferation of personal computers, personal digital assistants and mobile telephones in both the home and office settings, combined with widespread access to the Internet, have created significant opportunities for electronic commerce by individual users such as electronic bill payment, home banking and home shopping.

Fueled by well-publicized incidents, including misappropriation of credit card information and theft of sensitive personal data, there is a growing perception among many consumers of risks involved in transmitting information via the Internet. These incidents and this perception may hamper the development of consumer-based electronic commerce. Because of these factors, data security firms such as VASCO, RSA, VeriSign, and ActivIdentity, have seen increasing demand for their security solutions. Electronic commerce will benefit from the implementation of improved security measures that accurately identify users and reliably encrypt data transmissions over the Internet. To address these security concerns, in 2005 many banks in European countries began to issue EMV-compliant smart cards (credit cards with a micro-chip).

Manufacturing & Production

Although we are developing manufacturing processes, we currently outsource a majority of our manufacturing.  We rely on OEMs, and the ability to produce the ICT DisplayCard is limited by our supply chain partners and the component parts we are able to procure.  In the future, we hope to develop OTP solutions and products which we will manufacture internally and outsource to multiple supply chain partners.

The electronics and the EPS display of the ICT DisplayCard is presently being manufactured in Taiwan by a single supplier, SmartDisplayer, LTD.  A  European company, NagraID laminates the finished polymer surfaces including the artwork and other printing that provide the card’s cosmetic finish. The battery, presently available from only one supplier, Solicore, Inc. powers the card’s circuitry and display. InCard performs final testing and quality assurance testing on the finished cards prior to shipping to our customers, as well as providing custom authentication seeding for those requiring it.

We estimate that with our current suppliers and increased, minimal investment in the company’s manufacturing infrastructure, we have the capacity to produce more than one million ICT DisplayCards per month, and 10 million ICards per month.  We believe that our present capacity will meet our anticipated demand well into 2010. In the event that we receive greater interest or orders than our projections, our current OEMs and new supply chain partners that are currently being qualified, have indicated to us that they will be able to significantly increase capacity.

Our Strategy Sales & Marketing

We currently directly market our products as well as selling our products through resellers and distributors who provide security technology such as tokens for enterprise security and on-line banking applications.  These resellers are not obligated to sell our product and in fact the degree of success of these resellers will depend on our ability to develop interest in our OTP products with end-users and with companies that need or provide security solutions. Presently, our sales cycle takes several months and generally requires negotiation and completion of a pilot program before any order for our cards. We are currently in the process of several pilot programs, at various stages, for the ICT DisplayCard through several large commercial entities. If these pilot programs are successful, we anticipate that the resellers will order commercial quantities of cards in greater quantities.   In the future, our OTP products will be sold through a similar sales channel as well as on a direct sales basis.

The resellers for our ICT DisplayCard include Actividentity, Entrust, Gemalto,  and Verisign. These companies sell a complete security solution, either by themselves or with other providers. Although some of these resellers are required to make a deposit at the time an order is submitted, our reseller agreements do not generally contain any minimum order requirements.  The extent to which these resellers market and sell our products will depend on the reseller’s customer experience with our products  and our ability to provide a quality product, to deliver quantities as needed by the reseller, and to offer competitive pricing.

Research & Development

We conduct research and development activities both in-house and at outside laboratories.  We have purchased materials and components for our products under development from a number of technology companies.

We have spent $258,532 and $467,887 for research and development for the fiscal years ended December 31, 2009 and 2008, respectively.

Intellectual Property

We rely on a combination of patent, trademark and trade secret laws as well as confidentiality procedures and contractual provisions to protect our proprietary technology. We currently own eleven U.S. patents and twenty five foreign patents most of which relates to our prior products and not to our current product.   The company filed four patent applications in 2009 to protect its products under development.   We also have fifteen foreign patent applications pending and three U.S. patents pending. The duration of the U.S. patents generally is 20 years from the date the original application was filed. At this time, we have limited patent protection on our ICT DisplayCard technology.

We currently have trademarks registered for InCard Technologies and the LensCard in the United States. We intend to apply for additional intellectual property protection as management sees necessary.

Competition

We are aware of products that are being mass produced in the same form factor as our current product.   There are companies creating tokens and random number generators for use in dual-factor authentication (as an item separate from the transaction card). For example, RSA, Vasco, and VeriSign token devices may be cost competitive to our technology but are not in a credit card form factor. Smart Card, biometrics, and software programs can provide multi-factor authentication competitive to our ICT DisplayCard.

We believe that the principal competitive factors that affect the market for tokens include convenience, price, quality/reliability, ease of use, and cost.  Although we believe that our ICT DisplayCard will be able to compete favorably with respect to some of these factors, there can be no assurances that we will be able to maintain our competitive position against current and potential competitors, especially those with significant marketing, service, support, technical and other competitive resources.

Some of our present and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than we do, and as a result, may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of products, or to deliver competitive products at a lower end-user price. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. It is possible that new competitors or alliances may emerge and rapidly acquire significant market share. Accordingly, we continue to pursue our technological advantage and effective relationships to develop, manufacture and sell our OTP products and solutions to the market.

Employees

We have 8 full time employees including our officers.  We have 1 part time employee and utilize the services of 1 outside consultant on a full time basis.

DESCRIPTION OF PROPERTY

We currently lease our executive offices which are located at 633 West Fifth Street, Suite 2600, Los Angeles, CA 90071.  Our lease consists of approximately 175 square feet and we pay $1,700 per month. Our lease is renewable on an annual basis. In addition, several of our employees work from satellite or home offices.   We pay $2,949 per month to an employee for the use of his office space. There is no affiliation between us or any of our principals or agents and our landlord or any of their principals or agents.

LEGAL PROCEEDINGS

As of the date of this prospectus, there are no material pending legal or governmental proceedings relating to our company or properties to which we are a party, and to our knowledge there are no material proceedings to which any of our directors, executive officers or affiliates are a party adverse to us or which have a material interest adverse to us.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Until February 20, 2009, our common stock was traded on the NASDAQ Capital Market under the symbol "INVC" at which time our shares were delisted.  After February 20, 2009, our common shares have been quoted on the Over-the-Counter Bulletin Board under the ticker symbol INVC.OB.   The table below sets forth the high and low sales prices for the periods shown. These prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

	High	Low
2007
First Quarter	$6.20	$4.26
Second Quarter	$6.24	$4.00
Third Quarter	$4.90	$1.93
Fourth Quarter	$3.80	$1.69

2008
First Quarter	$2.55	$1.69
Second Quarter	$2.55	$1.01
Third Quarter	$1.35	$0.40
Fourth Quarter	$0.44	$0.06

2009
First Quarter	$0.188	0.05
Second Quarter	$0.24	0.07
Third Quarter	$0.44	0.05
Fourth Quarter	$0.50	0.14

2010
First Quarter	$0.32	0.15
Second Quarter (as of May 27, 2010)	$0.28	0.17

Our transfer agent is American Stock Transfer & Trust Company www.amstock.com.

Holders

As of March 31, 2010 our common stock was held by approximately 29 record holders.  We believe our number of beneficial shareholders may be significantly higher as 30,062,299 shares are currently being held in street name.

Dividends

We have not paid any cash dividends to date and have no plans to do so in the immediate future.

Equity Compensation Plan Information

The following table sets forth information with respect to our 2004 and 2007 Stock Plans as of December 31, 2009.

	(a)	(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available or Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders
2004 Stock Incentive Plan, as amended	1,354,500	$1.62	0
2007 Equity Incentive Plan	4,705,177	0.33	0
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	6,059,677	$0.62	0

2010 Equity Compensation Plan

On February 22, 2010, our Board  and Compensation Committee approved the 2010 Equity Compensation Plan (“2010 Plan”).  The 2010 Plan permits the granting of up to 6,000,000 shares of common stock through the issuance of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Restricted Stock Units, Performance Units, Performance Shares and Other Stock Based Awards to our employees, directors and consultants.  We anticipate submitting the plan for shareholder approval during the following 12 months.  In the event the Plan is not approved by our shareholders during this time, the 2010 Plan will be considered a non-qualified plan

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is provided in addition to the accompanying consolidated financial statements and notes in order to assist the reader in understanding our results of operations, financial condition, and cash flows. Our MD&A is organized as follows:

•	Overview — Discussion of our business and plan of operations, overall analysis of financial and other highlights affecting our business in order to provide context for the remainder of MD&A.

•	Critical Accounting Policies — Accounting policies that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.

•	Results of Operations — Analysis of our financial results comparing the three months ended March 31, 2010 and 2009 and year ended December 31, 2009 and 2008.

•
Liquidity and Capital Resources —  An analysis of changes in our balance sheets and cash flows, and discussion of our financial condition including recent developments and potential sources of liquidity.

The various sections of this MD&A contain a number of forward-looking statements. Words such as “expects,” “goals,” “plans,” “believes,” “continues,” “may,” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Such statements are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this filing (see also “Risk Factors” of this prospectus).

Overview

We develop and market secure products for payment, identification, physical and logical access applications. Our main focus is on developing One-Time-Password (“OTP”) solutions.  An OTP is a password that is only valid for a single login session or transaction. OTPs avoid a number of shortcomings that are associated with traditional (static) passwords. The most important shortcoming that is addressed by OTPs is that, in contrast to static passwords, they are not vulnerable to replay attacks. This means that, if a potential intruder manages to record an OTP that was already used to log into a service or to conduct a transaction, he will not be able to abuse it since it will be no longer valid.

Currently, our main OTP product is the ICT DisplayCard.  The ICT DisplayCard integrates the security of an OTP token directly into a card the size of a standard credit or debit card. A token is a portable physical device, typically in a key-fob form factor, that generates the OTP (also referred to as a one-time passcode).  At the push of a button, the ICT DisplayCard displays, a one-time passcode. During a transaction, this number is entered into a user interface with other information (such as the user’s static PIN and login name). This information is relayed to a backend system for multi-factor authentication. InCard does not provide the backend authentication server, but rather will integrate the ICT DisplayCard into authentication systems provided by other companies including distributors and other resellers of the ICT DisplayCard. The ICT DisplayCard’s authentication works like tokens issued by VASCO, RSA, and ActivIdentity, but in a more convenient, wallet-sized card.

Our primary focus is and will continue to be the further development, sales and marketing of OTP solutions.  We anticipate we will expand our current ICT DisplayCard product offering with other innovative OTP products.  Since 2002, we have continued to develop our power inlay technology that is the basis of our ICT DisplayCard.  To date we have devoted a majority of our efforts to developing our ICard and our ICT DisplayCard and accompanying technology, initiating marketing and raising capital to fund our business. We have generated limited revenues.

Since inception, we have been unprofitable. We incurred net losses of $5,883,055 and $8,929,537 for 2009 and 2008, respectively. Additionally, we had net losses of $412,562 and $10,906,269 for the three month periods ended March 31, 2010 and 2009, respectively. Sales of the ICT DisplayCard and newly introduced OTP products, the Company’s main products, are not expected to generate positive cash flow until the fourth quarter of 2010.  As a result, there is substantial doubt about the Company’s ability to continue as a going concern at March 31, 2010.

  Our continued existence is dependent upon our ability to generate sales from our OTP products or, if we are unable to do so in sufficient quantity to cover our expenses, to obtain additional financing. In 2008, we made our first significant sale of ICT DisplayCards; however we anticipate that we will continue to incur net losses due to our costs exceeding our revenues.  Management cannot yet predict when we will achieve an operating profit or net income.  Our capital requirements for the next 12 months consist of the research and development of new OTP products, the acquisition of inventory, retention and hiring of key personnel, and implementation of a sales force for our products. These expenditures are anticipated to be significant. To date, our operations have been funded primarily through equity and debt financings.

We believe that our current cash, combined with anticipated revenue collections, will be adequate to fund our operations until July, 2010. If we are unable to raise additional capital or make significant sales by that date, we may be forced to curtail our operations or seek bankruptcy protection. We anticipate that we will not be able to generate sales of the ICT DisplayCard and newly introduced OTP products in quantities that will sustain a positive cash flow until the fourth quarter of 2010.

Our backlog, which consists of orders received but not yet shipped, totaled approximately $1,163,000 at March 31, 2010.

Critical Accounting Policies

Our MD&A is based on our consolidated financial statements, which have been prepared in accordance GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Accounting Standards Codification and GAAP Hierarchy — Effective for interim and annual periods ending after September 15, 2009, the Accounting Standards Codification and related disclosure requirements issued by the FASB became the single official source of authoritative, nongovernmental GAAP. The ASC simplifies GAAP, without change, by consolidating the numerous, predecessor accounting standards and requirements into logically organized topics. All other literature not included in the ASC is non-authoritative. We adopted the ASC as of July 1, 2009, which did not have any impact on our results of operations, financial condition or cash flows as it does not represent new accounting literature or requirements.   All references to pre-codified U.S. GAAP have been removed from this prospectus.

Revenue recognition.

We recognize revenues in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605 “Revenue Recognition”. Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectability is reasonably assured. Revenue is not recognized on product sales transacted on a test or pilot basis. Instead, receipts from these types of transactions offset marketing expenses. Revenue from royalties is recognized with the passage of time in accordance with the underlying agreement. We recognize certain long-term contracts using the completed-contract method in accordance with ASC 605.

We have generated revenue from three sources: sale of the InCard DisplayCard, licensing of the LensCard to various credit card issuers and selling the LightCard to a credit card issuer. The LensCard is composed of a credit card with a small magnifying lens embedded into the card. The LightCard is composed of a credit card that when a button is pressed a small LED light is activated. We sell time-based licenses to various credit card issuers for the LensCard. We recognize royalties attributable to these time-based licenses as they are sold to the credit card issuers’ customers. Royalty revenue is recognized when each LensCard is sold by an issuer.

We anticipate that the majority of our revenues in the coming year will come from the InCard DisplayCard and newly introduced OTP products. We intend to sell these items through resellers. We do not recognize revenue when we sell the InCard DisplayCard in small quantities under a test or pilot program. Cash receipts from these transactions are used to offset marketing expenses.

The revenue generated from the LensCard and LightCard is negligible, and we expect that the sales of these products will have an immaterial impact on our results of operations.

Deferred revenue is recorded when the payments from a reseller are received by us prior to the sale of an InCard DisplayCard to the resellers’ customer.

Accounts receivable allowances.

Our sales to date have been to large credit card issuers and we have been successful in collecting for products and services. We perform a regular review of our customer activity and associated credit risks and do not require collateral from our customers. At March 31, 2010, based on our review of customer activity, we recorded an allowance for doubtful accounts of $61,398.

Warranty expense.

We estimate the cost associated with meeting our warranty obligations for the sale of our products. We generally warrant our products against defects over a period of one to three years. The initial estimate and changes to the estimate are charged to cost of goods sold at the time of sale of the product. The accrual is based on a percentage of sales. This percentage was 10% through December 31, 2008, 3% for the period January 1 to September 30, 2009 and 2% effective October 1, 2009 (the changes in estimate based on historical trends).

Inventory.

Our inventories are valued at the lower of cost or market. We use estimates and judgments regarding the valuation of inventory to properly value inventory. Inventory adjustments are made for the difference between the cost of the inventory and the estimated market value and charged to cost of goods sold in the period in which the facts that give rise to the adjustments become known.

Research and Development.

Costs of research and development, principally the design and development of hardware and software prior to the determination of technological feasibility, are expensed as incurred.

Stock Based Compensation.

We account for our stock based compensation under ASC 718 “Compensation – Stock Compensation” which was adopted in 2006, using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.  This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

Income Taxes

We utilize ASC Topic 740 “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

Recently Issued Accounting Pronouncements

In June 2009, the FASB issued new accounting guidance which will require more information about the transfer of financial assets where companies have continuing exposure to the risks related to transferred financial assets. This guidance is effective at the start of a company’s first fiscal year beginning after November 15, 2009, or January 1, 2010 for companies reporting earnings on a calendar-year basis. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operations.

In June 2009, the FASB issued new accounting guidance which will change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. Under this guidance, determining whether a company is required to consolidate an entity will be based on, among other things, an entity's purpose and design and a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance. This guidance is effective at the start of a company’s first fiscal year beginning after November 15, 2009, or January 1, 2010 for companies reporting earnings on a calendar-year basis. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future consolidated financial statements.

Results of Operations—First Quarter of 2010 Compared to First Quarter of 2009

Our results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future.

Revenue

Revenues totaled $741,079 and $534,223 for the three months ended March 31, 2010 and 2009, respectively.

			Change in
			2010
	Three Months Ended March 31,		Versus 2009
	2010	2009	$ %
ReRRevenue	$741,079	$534,223	$206,856	39%

The increase of $206,856 or 39% for the three months ended March 31, 2010 compared to the same period in 2009 was attributable to an increase in customer orders.

Cost of Goods Sold

Cost of Goods Sold totaled $669,614 and $586,960 or the three months ended March 31, 2010 and 2009, respectively.

			Change in
			2010
	Three Months Ended March 31,		Versus 2009
	2010	2009	$ %
Cos Cost of Goods Sold	$669,614	$586,960	$82,654	14%

Cost of goods consists of costs to manufacture, inventory write-offs and reserve adjustment and warranty expense.  The increase of $82,654 or 14% for the three months ended March 31, 2010 compared to the same period in 2009 was attributable to an increase of $179,237 for costs to manufacture, offset by decreases of $64,607 for inventory write-offs and reserve adjustments and $31,976 for warranty expense. The increase in cost to manufacture results primarily from the increase in revenue during the 2010 period.

Operating Expenses

Operating expenses totaled $628,020 and $680,915 for the three months ended March 31, 2010 and 2009, respectively.

			Change in
			2010
	Three Months Ended March 31,		Versus 2009
	2010	2009	$	%
Operating Expenses
Administrative	$471,873	$549,914	$(78,041)	(15)%
Consulting Fees	-	15,593	(15,593)	(100)%
Professional Fees	80,998	72,199	8,799	13%
Research and development	75,149	43,209	31,940	74%
Total expense	$628,020	$680,915	$(52,895)	(8)%

Administrative Expenses

Administrative Expenses totaled $471,873 and $549,914 for the three months ended March 31, 2010 and 2009, respectively. The decrease of $78,041 or 15% for the three months ended March 31, 2010 compared to the same period in 2009 was primarily attributable to a decrease in share based compensation of $41,129 (resulting from a decrease in issued and outstanding equity awards) and reductions in insurance of $33,000, license and fees of $27,248 and overall decreases in other administrative expenses, partially offset by an increase in cash based compensation expense and related costs of $53,137. Administrative expenses consist of travel, marketing, compensation, administrative fees and costs, and depreciation expense.

Consulting Fees

Consulting fees totaled $0 and $15,593 for the three months ended March 31, 2010 and 2009, respectively. The decrease of $15,593 or 100% for the three months ended March 31, 2010 compared to the same period in 2009 was attributable to the consultant becoming an employee in late 2009. Consulting fees consists of payments made to independent contractors for services.

Professional Fees

Professional Fees totaled $80,998 and $72,199 for the three months ended March 31, 2010 and 2009, respectively. The increase of $8,799 or 13% for the three months ended March 31, 2010 compared to the same period in 2009 was attributable to an overall higher cost of professional fees in the current period due to an increase in professional services. An increase of $18,104 in accounting and audit fees was partially offset by a decrease of $9,305 in legal fees. Professional fees expense primarily consists of amounts related to services provided by our outside counsel, auditors and other similar providers.

Research and Development

Research and development expenses totaled $75,149 and $43,209 for the three months ended March 31, 2010 and 2009, respectively. The increase of $31,940 or 74% for the three months ended March 31, 2010 compared to the same period in 2009 was attributable to an accrual reversal of approximately $30,000 in 2009 with no comparable item in 2010. Research and development expense consists of costs relating to further development of our OTP products and solutions.

Other Income (Expense)

Other income (expense) totaled $143,993 of income for the three months ended March 31, 2010 and $10,172,617 of expense for the three months ended March 31, 2009.

			Change in
			2010
	Three Months Ended March 31,		Versus 2009
	2010	2009	$	%
Other income (expense):
Change in fair value of warrant and conversion liabilities	$351,764	$(103,267)	$455,031	441%
Gain on extinguishment of debt	136,321	-	136,321	100%
Interest income	18	29	(11)	(38)%
Interest expense	(344,110)	(10,069,379)	9,725,269	97%
Total other income (expense)	$143,993	$(10,172,617)	$10,316,610	101%

Change in fair value of warrants

The change in the fair value of our warrant and conversion liabilities resulted primarily from the changes in our stock price, the conversion and exercise prices of the instruments and the volatility of our common stock during the reported periods. Refer to Note 4 to the financial statements for further discussion on our warrant liabilities and the related 8% senior secured convertible debentures.

The securities were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The securities do not qualify for hedge accounting, and as such, all future changes in the fair value of these securities will be recognized currently in earnings until such time as the securities are exercised or expire.

Gain on extinguishment of debt

During the first quarter of 2010, certain debenture holders converted an aggregate of $341,244 of debentures into 1,364,975 shares of common stock. Since the conversion feature was accounted for as a liability, we have recorded a gain upon conversion of debt in the amount of $136,321. Refer to Note 3 to the financial statements for further discussion.

Interest Income

Interest income totaled $18 and $29 for the three months ended March 31, 2010 and 2009, respectively. Interest income consists of earning on balances in interest bearing accounts.

 Interest expense

Interest expense totaled $344,110 and $10,069,379 for the three months ended March 31, 2010 and 2009, respectively. Interest expense for 2009 consists of interest accrued on our convertible debentures of $303,857, other interest paid of $1,885, amortization of debt discount of $6,671,835, amortization of debt issue costs of $449,052 and a charge of $2,642,750 for the 30% increase in the principal amount our convertible debentures as a result of the default described above.

As a result of the default on our debentures, the interest rate was increased from 8% to 18% effective February 20, 2009 and the maturity date of the debentures was accelerated. The Company fully amortized the remaining discount and deferred debt issue costs during the quarter ended March 31, 2009.

Liquidity and Capital Resources

Our principal sources of operating capital since inception through March 31, 2010 have been equity and debt financings totaling approximately $31,431,000, and to a lesser degree our revenues. Since inception, we have incurred significant losses, and as of December 31, 2009 we had an accumulated deficit of $38,360,101. Our accumulated deficit totaled $38,772,663 at March 31, 2010. Our cash and cash equivalents balance at March 31, 2010 was $186,306, compared to $266,498 for the same period of 2009.

Sales of our products are not expected to generate positive cash flow until the fourth quarter of 2010. As a result, there is substantial doubt about the Company’s ability to continue as a going concern at March 31, 2010.

As of May 10, 2010 we had approximately $74,000 in cash and cash equivalents. Combined with anticipated revenue collections and planned expense reductions, the Company believes this amount will last until July, 2010.

Change in
2010
Three Months Ended March 31,	Versus 2009
2010	2009	$	%
At March 31:
Cash & Cash Equivalents	$186,306	$266,498	$(80,192)	(30)%
Three months ended March 31:
Net cash (used in) provided by operating activities	$(64,709)	$189,853	$(254,562)	(134)%
Net cash provided by financing activities	5,250	-	5,250	100%

Net Cash (Used in) Provided by Operating Activities

We used cash of $64,709 for our operating activities during the three months ended March 31, 2010 and generated cash of $189,853 from our operating activities during the three months ended March 31, 2009. The increase in cash used of $254,562 or 134% for the three months ended March 31, 2010 compared to the same period in 2009 was primarily attributable to a decrease in deferred revenue of $595,318, a decrease in prepaids and other current assets of $24,732 and a decrease in accrued interest of $300,034, partially offset by an increase in cash provided by accounts receivable of $311,635 and a decrease in loss (after adjustment for non-cash charges) of $371,671.

Net Cash Provided by Financing Activities

We received cash from our financing activities of $5,250 during the three months ended March 31, 2010, from the exercise of employee stock options, with no cash provided by financing activities during the three months ended March 31, 2009.

Listed below are key financing transactions entered into by us in the last three years:

•
On January 8, 2008, we entered into a securities purchase agreement with 13 institutional and accredited investors. Pursuant to the terms of the agreement, we sold $3.5 million of our 8% Senior Secured Convertible Debenture. The debentures: (i) bear interest at 8% per year, paid quarterly in cash or registered common stock, at our discretion; (ii) have a maturity of January 8, 2011, (iii) are convertible at the holder’s option into shares of our common stock at $2.50 per share, (iv) are secured by all of our and our subsidiary’s assets including inventory, receivables, unencumbered equipment and intellectual property, and (v) have a forced conversion feature which allows us to force the conversion of the debentures if our common stock trades above $5.00 for 20 consecutive trading days and certain other conditions are met. In connection with the sale of the debentures, we also issued the purchasers five-year common stock purchase warrants to purchase an aggregate of 700,000 shares of our common stock at an exercise price of $2.75 per share. We used the net proceeds of the financing for our working capital requirements and to pay down certain obligations. Both the conversion price of the debentures and the warrants’ exercise price were reset following the April 15, 2008 financing discussed below.

•
On April 15, 2008, sold an additional $5 million of our 8% Senior Secured Convertible Debenture to EMC Corporation. As a result of market conditions, the conversion price of the debenture is $2.48 per share. This resulted in a re-pricing of our January 8, 2008 debentures. In connection with the sale of the additional debentures, we issued EMC a five-year common stock purchase warrant to purchase 1,008,064 shares of our common stock at an exercise price of $2.728 per share. Similar to the conversion of the debentures, this resulted in a re-pricing of the January 8, 2008 warrant exercise price to $2.728 per share. We used the net proceeds of the financing for our working capital requirements and to pay down certain obligations.

•
On September 30, 2009 we sold an additional $1,173,416 face value of our Amended Debentures (convertible into 4,693,664 common shares) and 2,254,642 Amended Warrants. We received cash proceeds of $1,127,321. The Amended Debentures (i) bear interest at 8% per year commencing on April 1, 2010, paid quarterly, commencing July 1, 2010, in cash or, subject to certain conditions, registered shares of our common stock; (ii) have a maturity of January 8, 2011, (iii) are convertible at the holders’ option into shares of our common stock at $0.25 per share, (iv) are secured by all of our and our subsidiaries’ assets, including inventory, receivables, unencumbered equipment and intellectual property, and (v) have a forced conversion feature which allows us to force the conversion of the Amended Debentures if our common stock trades above $1.00 for 10 consecutive trading days. Such a forced conversion may be limited by contractual restrictions on the amount of our common stock which the holder may own and certain other conditions. Each Amended Warrant has a term of 5 years and an exercise price of $0.25 per share. The Amended Warrants also provide for the issuance of a replacement warrant in the event they are exercised for cash.

Both the conversion price of the Amended Debentures and the exercise price of the Amended Warrants are subject to “full-ratchet” price protection in the event of stock issuances below their respective conversion or exercise prices, except for specified exempted issuances including grants of stock options and stock issuances to officers, directors, employees and consultants.

Restructuring and Sales of Our 8% Senior Secured Debentures

On September 30, 2009, we completed the restructuring of our 8% Senior Secured Convertible Debentures as well as certain warrants held by the debenture holders. In connection with the restructuring, we sold an additional $1,173,416 face value of our Amended Debentures (convertible into 4,693,664 common shares) and 2,254,642 Amended Warrants. The effect of these transactions is a follows:

•	Cancellation of 8% Senior Secured Convertible Debentures in the amount of $7,581,981 and warrants to purchase 1,008,064 shares;

•
Issuance of Amended 8% Senior Secured Convertible Debentures in the amount $1,339,041 ($1.00 conversion price) and Amended Warrants to purchase 246,460 ($0.25 exercise price) common shares. These debentures and warrants do not contain any anti-dilution or repricing provisions;

•
Issuance of Amended 8% Senior Secured Convertible Debentures in the amount $4,509,703 ($0.25 conversion price) and Amended Warrants 2,843,715 ($0.25 exercise price); These debentures and warrants have anti-dilution and repricing provisions;

•	Gross cash proceeds to the Company in the amount of $1,127,321; and

•	Conversion of past due obligations to creditors and short term financing in the amount of $672,243.

Future Needs

Through the date of this prospectus, our operations have been funded primarily through equity and debt financings totaling approximately $31,431,000 since inception.

We believe that our current cash of approximately $74,000 as of May 10, 2010, combined with anticipated revenue collections, will provide us with sufficient resources to fund our operations until July, 2010.

If we are able to successfully sell our products in substantial quantities during the second and third quarters of 2010 we may be able to continue operations until or through the third quarter of 2010. If we need additional capital, we do not have any binding commitments for, or readily available sources of, additional financing. Additional financing, whether through public or private equity or debt financing, arrangements with stockholders or other sources, may not be available, or if available, may be on terms unacceptable to us. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of our common stock. Debt incurred by us would be senior to equity in the ability of debt holders to make claims on our assets. The terms of any debt issued could impose restrictions on our operations. If adequate funds are not available to satisfy our capital requirements, our operations and liquidity could be materially adversely affected.

Going Concern

Our independent registered public accountants have included a going concern explanatory paragraph in their unqualified opinions on our 2009 and 2008 financial statements.

Results of Operations—Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Our results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future due to the occurrence of material recurring and nonrecurring events.

Revenue

Revenue totaled $4,089,569 and $2,828,581 for 2009 and 2008, respectively.

			Change in
			2009
			Versus 2008
	2009	2008	$ %

Revenue	$4,089,569	$2,828,581	$1,260,988	45%

The increase in revenue of $1,260,988 or 45% in 2009 compared to 2008 was attributable to increased sales of the InCard DisplayCard, primarily from the partial fulfillment of our 2009 $3.7 million purchase order, although sales to other customers increased by approximately $506,000 in 2009 as compared to 2008. During October of 2009, the customer has informed us of its intent to cancel the unshipped balance of the order, notwithstanding the fact that the order is non-cancellable.

Cost of Goods Sold

Cost of goods sold totaled $3,902,855 and $4,350,975 for 2009 and 2008, respectively.

			Change in
			2009
			Versus 2008
	2009	2008	$ %

Cost of Goods Sold	$3,902,855	$4,350,975	$(448,120)	(10)%

Cost of goods consists of costs to manufacture, inventory write-offs and reserve adjustment and warranty expense. The decrease of $448,120, or 10%, in 2009 as compared to 2008 was attributable to an increase of $1,091,187 for costs to manufacture, offset by decreases of $1,405,913 for inventory write-offs and reserve adjustments and $133,394 for warranty expense. The increase in cost to manufacture results primarily from the increase in revenue during the 2009 period.

Operating Expenses

Operating expense totaled $2,739,326 and $8,728,451 for 2009 and 2008, respectively.

			Change in
			2009
			Versus 2008
	2009	2008	$	%

Operating Expenses
Administrative	$1,919,036	$5,462,582	$(3,543,546)	(65)%
Consulting Fees	116,501	612,414	(495,913)	(81)%
Professional Fees	445,257	734,680	(289,423)	(39)%
Research and development	258,532	467,887	(209,355)	(45)%
Impairment	-	1,450,888	(1,450,888)	(100.0)%

Total expense	$2,739,326	$8,728,451	$(5,989,125)	(69)%

Administrative Expenses

Administrative expenses totaled $1,919,036 and $5,462,582 for 2009 and 2008, respectively. The decrease of $3,543,546 or 65% from 2009 to 2008 was primarily attributable to a decrease in share based compensation of $1,080,916 (resulting from a decrease in issued and outstanding equity awards) and reductions in salaries of $478,552, marketing and investor relations of $304,745, travel of $104,566, and depreciation and amortization expense of $659,404. Administrative expenses consist of travel, marketing, compensation, administrative fees, and depreciation and amortization expense.

Consulting Fees

Consulting fees totaled $116,501 and $612,414 for 2009 and 2008, respectively. The decrease of $495,913, or 81%, from 2008 to 2009 was primarily attributable to the use of fewer consultants in the current period. Consulting fee expense consists of payments made to independent contractors that provided services to us.

Professional Fees

Professional fees expense totaled $445,257 and $734,680 for 2009 and 2008, respectively. The decrease of $289,423, or 39%, from 2008 to 2009 was primarily attributable to decreased activity and overall lower cost of professional fees. A decrease in legal fees of $372,535 was partially offset by an increase in audit and accounting fees of $83,112. Professional fees expense primarily consists of amounts related to services provided by our outside counsel, auditors and other similar providers.

Research and Development Expenses

Research and development expenses totaled $258,532 and $467,887 for 2009 and 2008, respectively. The decrease of $209,355, or 45%, from 2008 to 2009 was primarily attributable to reduced consulting costs. Research and development expense consists of costs relating to further development of our OTP products and solutions.

Other Income (Expense)

Other income (expense) totaled approximately $ 3,330,443 of expense in 2009 and $ 1,321,308 of income in 2008.

			Change in
			2009
			Versus 2008
	2009	2008	$	%

Other income (expense):
Change in fair value of warrant and conversion liabilities	$(1,154,584)	$3,068,251	$(4,222,835)	(138)%
Gain on extinguishment of debt	9,553,684	-	9,553,684	100%
Other income	606,815	-	606,815	100%
Other expense	-	(129,795)	129,795	(100)%
Interest income	82	26,857	(26,775)	(99.7%
Interest expense	(12,336,440)	(1,644,005)	(10,692,435)	(87)%
Total other income (expense)	$(3,330,443)	$1,321,308	$(4,651,751)

Change in fair value of warrants and conversion liability

The change in the fair value of our warrant and conversion liabilities resulted primarily from the changes in our stock price, the conversion and exercise prices of the instruments and the volatility of our common stock during the reported periods. We had no warrant liability at January 1, 2008.  Refer to Note 6 to the financial statements for further discussion on our warrant liabilities and the related 8% senior secured convertible debentures.

The securities were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The securities do not qualify for hedge accounting, and as such, all future changes in the fair value of these securities will be recognized currently in earnings until such time as the securities are exercised or expire.

Gain on extinguishment of debt

We have recorded an aggregate of $9,520,784 of gains on extinguishment of debt resulting from the cancellation or restructuring of our 2008 convertible debentures and the related common stock purchase warrants. Refer to Note 6 to the financial statements for further discussion on the cancellation and restructuring.

During the fourth quarter of 2009, certain debenture holders converted an aggregate of $86,416 of debentures into common stock. Since the conversion feature has been accounted for as a liability, we have recorded a gain upon conversion of debt in the amount of $32,900. Refer to Note 6 to the financial statements for further discussion

Other Income

Other income consists of customer deposit forfeitures, net of vendor deposit forfeitures.

Other Expense

Other expense for 2008 consists of a loss recognized on a sublease.

Interest Income

The decrease in interest income is primarily attributable to a decrease in balances in interest bearing accounts.

Interest expense

Interest expense totaled $12,336,440 and $1,644,005 for 2009 and 2008, respectively.   Interest expense for 2009 consists of interest accrued on our convertible debentures of $1,337,356, other interest of $48,132, amortization of debt discount of $7,859,150, amortization of debt issue costs of $449,052 and a charge of $2,642,750 for the 30% increase in the principal amount of our convertible debentures as a result of the default described in Note 6 to the financial statements. Interest expense for 2008 consists of interest accrued on our convertible debentures of $604,730, other interest of $19,621, amortization of debt discount of $941,206 and amortization of debt issue costs of $78,448.

As a result of the default on our debentures, the interest rate was increased from 8% to 18% effective February 20, 2009 and the maturity date of the debentures was accelerated. The Company fully amortized the remaining discount and deferred debt issue costs during the quarter ended March 31, 2009.

Liquidity and Capital Resources

Our principal sources of operating capital since inception through December 31, 2009 have been equity and debt financings totaling approximately $31,431,000, and to a lesser degree our revenues.  Since inception, we have incurred significant losses, and as of December 31, 2009 and 2008 we had an accumulated deficit of $38,360,101 and 36,996,720, respectively.

Sales of the ICT DisplayCard and newly introduced OTP products, the Company’s main products, are not expected to generate positive cash flow until the fourth quarter of 2010. As a result, there is substantial doubt about the Company’s ability to continue as a going concern at December 31, 2009.

As of December 31, 2009 we had approximately $246,000 in cash and cash equivalents. Combined with anticipated revenue collections and planned expense reductions, the Company believes this amount will last until or through July of 2010.

			Change in
			2009
			Versus 2008
	2009	2008	$	%

At December 31:
Cash & Cash Equivalents	$245,765	$76,645	$169,120	220%
Year ended December 31:
Net cash used in operating activities	$(958,201)	$(8,216,304)	$7,258,103	88%
Net cash used in investing activities	-	(69,151)	69,151	100%
Net cash provided by financing activities	1,127,321	8,022,500	(6,895,179)	(86)%

Net Cash Provided by (Used in) Operating Activities

We used $958,201 and $8,216,304 in cash for our operating activities during 2009 and 2008, respectively.  The decrease in cash used of $7,258,103 was primarily attributable to a decrease in payments for accounts payable and accrued expenses of $2,072,173, a decrease in cash applied to inventory of $1,496,209, an increase in accrued interest of $1,358,911 and a decrease in loss (after adjustment for non-cash charges) of $2,858,465, all partially offset by a decrease in collections on accounts receivable of $332,795.

Net Cash Provided by Financing Activities

We received $1,127,321 and $8,022,500 in cash from financing activities during 2009 and 2008, respectively.  We also received $100,000 in bridge financing in 2009, of which $50,000 was repaid in September and the balance repaid in October.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.
DIRECTORS AND EXECUTIVE OFFICERS

Our directors are elected annually by our stockholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.  Our executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until they resign, is removed by the Board, or their successor is elected and qualified.  Information regarding our directors and executive officers is presented below.

Name	Positions with Company	Age	Director Since
W. Robert Ramsdell	Director	68	2007
Richard Nathan	Director, Chief Executive Officer and Principal Financial Officer	68	2007
Scott V. Ogilvie	Director	55	2006
Harry L. Tredennick, III	Director	63	2007
Joe Zelayeta	Director	63	2009
John Ward III	Director	62	2010

W. Robert Ramsdell has served as a director since June 2007. Mr. Ramsdell has been engaged in private investments in micro cap companies since 1990.  From 1973 until his retirement in 1990, Mr. Ramsdell was senior partner, director of research and office manager of Cantor Fitzgerald & Co. in Los Angeles, engaged in the institutional equity business.  Mr. Ramsdell’s prior experience regarding investment banking and financial expertise give him the qualifications and skill to serve as a director.

Richard J. Nathan has served as a director since December 2007.  During this period, Mr. Nathan resigned from the board from September to November 2008.  Mr. Nathan has served as our Chief Executive Officer and Principal Financial Officer since November 17, 2008.   Mr. Nathan was a Vice President of operations at Commodore Corporation and Vice President of worldwide operations at Atari Corporation. He founded JigSaw tek, Inc. in May 2001, where he served as the Chief Executive Officer until 2005. The company marketed high-end, integrated circuit packaging solutions using proprietary, patent-pending embedded silicon technology. Since that time, Mr. Nathan has pursued personal and professional interests and investments in various technology industries. Mr. Nathan attended Denver University and majored in physics. He also attended Adelphi University and completed numerous graduate and undergraduate courses in various science and business disciplines. He has authored or co-authored eight U.S. patents.  Mr. Nathan’s past business experience in start-up and electronic technologies gives him the qualifications and skill to serve as a director.

Scott V. Ogilvie has served as a director since December 2006.   Mr. Ogilvie is President of AFIN International, Inc. a private equity/business advisory firm, which he founded in 2006.  Prior to December 31, 2009, he was CEO of Gulf Enterprises International, Ltd, ("Gulf") a company that brings strategic partners, expertise and investment capital to the Middle East and North Africa. He held this position since August of 2006.  Mr. Ogilvie previously served as Chief Operating Officer of CIC Group, Inc., an investment manager, a position he has held from 2001 to 2007.  He began his career as a corporate and securities lawyer with Hill, Farrer & Burrill, and has extensive public and private corporate management and board experience in finance, real estate, and technology companies. Mr. Ogilvie currently serves on the board of directors of Neuralstem, Inc. (NYSE AMEX:CUR), GenSpera, Inc. (OTCBB:GNSZ) and Preferred Voice Inc, (OTCBB:PRFV).  We took into account his prior work in both public and private organizations regarding corporate finance, securities and compliance and international business development and believe Mr. Oglivie’s past experience in these fields gives him the qualifications and skill to serve as a director..

Harry L. Tredennick III has served as a director since December 2007. Mr. Tredennick serves as a technology analyst for Gilder Publishing. His area of expertise is leading-edge components and he writes and speaks on topics related to microprocessors, programmable logic, reconfigurable systems, and MEMS (microelectromechanical systems). He has held this position since August 2000. He has held engineering and research positions at Motorola and IBM and was once Chief Scientist at Altera. Dr. Tredennick was named a Fellow of the IEEE for his contributions to microprocessor design. He received his Ph.D. in Electrical Engineering from the University of Texas, Austin. He received his MSEE and BSEE in Electrical Engineering from Texas Tech University, where he has been named a Distinguished Engineering Graduate.  We believe that Mr. Tredennick’s business experience with regard to microprocessors and logic design, history of working with startups, and experience with  military authentication and security applications are complementary to our future market opportunities and accordingly, give him the qualifications and skill to serve as a director.

Joe Zelayeta has served as a director since October 2009.   Since 2006, Mr. Zelayeta has been advising companies with regard to merger and acquisition activities as well as technology development.  From 1981 to 2006, Mr. Zelayeta was employed by LSI Logic Corporation as part of the executive management team in several senior executive positions.  Mr. Zelayeta was a member of the Board of Directors of the Semiconductor Research Corporation (SRC) representing LSI Logic as well as a member of the Technology Strategy Committee of the Semiconductor Industry Association (SIA).  Mr. Zelayeta has a BS in Chemistry from the University of Nevada.  We believe that Mr. Zelayeta’s past business experience regarding innovative technologies  give him the qualifications and skill to serve as a director.

John Ward III has served as a director of the Company since January 2010. Mr. Ward previously held positions with the Company since 2004, including a directorship from August 2004 through December of 2007.  During that time, Mr. Ward also served as the Company’s Chairman and Chief Executive Officer from August 2006 to September of 2007.   He was previously the Chairman of the Board and Chief Executive Officer of Doral Financial (NYSE:DRL), a consumer finance and bank holding company, and the Chairman of the Board of Directors and Chief Executive Officer of American Express Bank and President of Travelers Cheque Group.  Mr. Ward joined American Express following a 27-year career at Chase Manhattan Bank, during which he held various senior posts in the United States, Europe and Japan.  His last position at Chase Manhattan Bank was that of Chief Executive Officer of ChaseBankCard Services, which he held from 1993 until 1995.  During the past 5 years, Mr. Ward served as a director of Primus Guaranty, Ltd. (NYSE:PRS), and Industrial Enterprises of America (Nasdaq: IEAM).  He has also served on the board of ‘mktg,inc.’ (NasdaqCM: CMKG).  In addition to Mr. Ward’s extensive experience in the consumer credit market, his former experience with credit and risk management as Senior Credit Policy Officer at Chase Manhattan Bank is relevant to understanding the risks and opportunities that the Company faces in its current business lines, as well as those it plans to pursue and give him the qualifications and skill to serve as a director.

Family Relationships

There are no family relationships between any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer.

EXECUTIVE COMPENSATION

The following table sets forth information for our two most recently completed fiscal years concerning the compensation of (i) the Principal Executive Officer (“PEO”); and (ii) the individuals who earned over $100,000 in salary and bonus during the last two most recently completed fiscal years (together the “Named Executive Officers”).

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Richard Nathan	2009	240,000	83,587	-	55,013	(2), (7)(8)	-	-	-	378,600
Chief Executive	2008	30,000	-	-	202,903	(3), (4)	-	-	-	232,903
Officer/ (PEO)
Chief Financial
Officer/ (PFO) (1)

Steven Delcarson	2009	-	-	-	-		-	-	-	-
Former Chief Executive	2008	407,102	-	-	2,041,586	(5)	-	-	-	2,448,688
Officer

Charles Caporale	2009	-	-	-	-		-	-	-	-
Former Chief Financial	2008	204,167			408,317	(6)				612,484
Officer

Nick Leung	2009	-	-	-	-		-	-	-	-
Former Product Manager	2008	158,032	-	-	-		-	-	-	158,032

(1)   Mr. Nathan was appointed Chief Executive Officer and Chief Financial Officer on November 17, 2008 when Mr. Delcarson’s contract terminated.

(2) Mr. Nathan was awarded an option grant on July 22, 2009 in the amount of 525000 shares. The grant was valued using the Black-Sholes option pricing model with the following assumptions: (i) exercise price of $0.18 per share; (ii) fair value of a share of common stock of $0.18; (iii) volatility of 122%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.50%; and (vi) estimated life of 1.75 years.

(3) Mr. Nathan was awarded an option grant on February 25, 2008 in the amount of 63,333 shares. The grant was valued using the Black-Sholes option pricing model with the following assumptions: (i) exercise price of $1.95 per share; (ii) fair value of a share of common stock of $1.95; (iii) volatility of 102%; (iv) dividend rate of 0%; (v) risk free interest rate of 3.41%; and (vi) estimated life of 10 years.

(4) Mr. Nathan was awarded an option grant on November 17, 2008 in the amount of 1,000.000 shares. The grant was valued using the Black-Sholes option pricing model with the following assumptions: (i) exercise price of $0.10 per share; (ii) fair value of a share of common stock of $0.10; (iii) volatility of 102%; (iv) dividend rate of 0%; (v) risk free interest rate of 2.32%; and (vi) estimated life of 10 years.

(5) Mr. Delcarson was awarded an option grant on March 27, 2008 in the amount of 1,000,000 shares. The grant was valued using the Black-Sholes option pricing model with the following assumptions: (i) exercise price of $2.25 per share; (ii) fair value of a share of common stock of $2.25; (iii) volatility of 102%; (iv) dividend rate of 0%; (v) risk free interest rate of 2.815%; and (vi) estimated life of 10 years. All of Mr. Delcarson’s awards were forfeited due to termination of employment.

(6) Mr. Caporale was awarded an option grant on March 27, 2008 in the amount of 200,000 shares. The grant was valued using the Black-Sholes option pricing model with the following assumptions: (i) exercise price of $2.25 per share; (ii) fair value of a share of common stock of $2.25; (iii) volatility of 102%; (iv) dividend rate of 0%; (v) risk free interest rate of 2.815%; and (vi) estimated life of 10 years. All of Mr. Caporale’s awards were forfeited due to termination of employment.

(7) Mr. Nathan’s total bonus for 2009 was $125,381. Mr. Nathan forwent $41,794 of his bonus and allocated this amount to the employee bonus pool.
(8)  Does not include 100,000 options granted on July 22, 2009 as compensation for serving on our board of directors.  Please see the Director Compensation table.

Employment Agreements and Arrangements and Change-In-Control Arrangements

Employment Agreement with Richard Nathan

On February 20, 2009, we entered in into a written employment agreement with Richard Nathan.  Pursuant to the terms of the agreement, Mr. Nathan’s annual compensation is $240,000.  Also, as part of the agreement, we granted Mr. Nathan a stock option to purchase 1,000,000 common shares at $0.10 per share.  The option has a term of five years.  The agreement also provides for a bonus equal to: (i) 3% of increase in market capitalization occurring during first year of employment; and (ii) 2% of increase in market capitalization year after year for all periods thereafter.  Mr. Nathan’s employment under the agreement is “At-Will.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options; stock that has not vested; equity incentive; and awards for each Named Executive Officer outstanding as of the end of the last completed fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Richard Nathan	36,945	-	26,388	$1.95	02/25/18	-	-	-	-
Chief Executive Officer and Chief Financial Officer	500,000	-	500,000	$0.10	11/17/18	-	-	-	-
	43,750	-	56,250	$0.18	07/22/19	-	-	-	-
		-	525,000	$0.18	07/23/19	-	-	-	-

Director Compensation

The following table summarizes the compensation for our board of directors for the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Donald Joyce	-	-	10,027	(1),(3)	-	-	-	10,027

Richard Nathan	-	-	6,684	(1)	-	-	-	6,684

W.Robert Ramsdell	-	-	16,711	(1)	-	-	-	16,711

Scott Ogilvie	-	-	13,369	(1)	-	-	-	13,369

Harry L. Tredennick	-	-	8,355	(1)	-	-	-	8,355

Joseph Zelayeta	-	-	16,661	(2)	-	-	-	16,661

(1) Mr. Joyce, Mr. Nathan, Mr. Ramsdell, Mr. Ogilvie and Mr. Tredennick were awarded option grants on July 22, 2009 in the amounts of 150,000 shares, 100,000 shares, 250,000 shares, 200,000 shares and 125,000 shares, respectively. The grants were valued using the Black-Sholes option pricing model with the following assumptions: (i) exercise price of $0.18 per share; (ii) fair value of a share of common stock of $0.18; (iii) volatility  of 122%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.5%; and (vi) estimated life of .625 years.

(2) Mr. Zelayeta was awarded an option grant on October 13, 2009 in the amount of 100,000 shares. The grant was valued using the Black-Sholes option pricing model with the following assumptions: (i) exercise price of $0.35 per share; (ii) fair value of a share of common stock of $0.35; (iii) volatility  of 161%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.335%; and (vi) estimated life of .625 years.

(3) Mr. Joyce resigned from the board on November 2, 2009. Upon that date, 93,750 unvested options were terminated. The 56,250 vested options  could be exercised up until January 31, 2010 at which time they terminated.

Director Compensation Plan

On July 22, 2009, we amended our non-executive board compensation policy (“Policy”).  Pursuant to the terms of the Policy, non-employee directors will be entitled to the following compensation for service on our board of directors:

First Year Grant .  Upon joining the board, members will receive options to purchase 100,000 common shares. The options shall vest as follows: (i) 25,000 shall vest on the one month anniversary of joining the Board; and (ii) 75,000 shall vest quarterly over a one year period commencing on the date such Director joins the Board.

Annual Grant .  Starting on the first year anniversary of commencing service as a board member, and each subsequent anniversary thereafter, each eligible director will be granted options to purchase 50,000 shares of common stock. These Annual Grants will vest quarterly during the year.

Committee Grant .  Each Director will receive options to purchase an additional 25,000 shares for each committee on which he or she serves. These Committee Grants will vest quarterly during the year.

Special Committee Grants .   From time to time, board members may be requested by the board to provide extraordinary services by way of serving on a special committee.  These services may include such items as the negotiation of key contracts, assistance with technology issues, or such other items as the general board deems necessary and in the best interest of the Company and its shareholders.  In such instances, the board of directors should have the flexibility to issue special committee grants.   The amount of such grants would vary commensurate with the function and tasks of the special committee.

Measure Date .  For purposes of this plan, all current directors will be considered first year directors and be eligible for the First Year Grant.  Irrespective on when a director joined the Board, all current directors shall have as their anniversary date the date that this plan is approved by the Board.  All subsequent directors will have as their measure date the date on which they accepted appointment to the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2010, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of any class of our voting securities;

•	each of our current directors and nominees;

•	each of our current named executive officers; and

•	all current directors and named executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below, based on the information such beneficial owner has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property laws may apply.

	Common Stock
Name and Address of Beneficial Owner(1)	Shares	Shares Underlying Convertible Securities (2)	Total	Percent of Class(2)
Directors and named executive officers
W. Robert Ramsdell	337,500	242,261	579,761	1.9%
Richard Nathan	150,000	603,749	753,749	2.4%
Scott Ogilvie	-	219,250	219,250	* %
Harry L. Tredennick	-	189,165	189,165	* %
Joe Zelayeta	-	62,500	62,500	* %
John Ward III	-	543,750	543,750	1.7%
All directors and executive officers as a group (6 persons)	487,500	1,860,675	2,348,175	7.2%
Beneficial Owners of 5% or more
Alan Finkelstein	2,433,947	400,625	2,834,572	9.1%

*	Less than one percent.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is c/o Innovative Card Technologies, Inc., 633 West Fifth Street, Suite 2600, Los Angeles, CA 90071.

(2)
Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrant. There are 30,558,562 shares of common stock issued and outstanding as of March 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

Transactions with Related Persons, Promoters and Certain Control Persons

None.

Independent Directors

Our board of directors has determined that Messrs, Ramsdell, Ogilvie, Tredennick and Zelayeta are each “independent” as that term is defined by the NASDAQ rules.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP will pass upon the validity of the shares of our common stock offered by us pursuant to this prospectus.

EXPERTS

Our consolidated financial statements for the fiscal years ended December 31, 2009 and December 31, 2008, included in this prospectus, have been so included in reliance on the consolidated reports of RBSM LLP and SingerLewak LLP, respectively, independent registered public accounting firms, given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSTION ON INDEMNIFICATION FOR SECURITIES ACT LIABLITIES

The Company’s certificate of incorporation and by-laws provide that the liability of the directors and officers of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and provides for indemnification to the extent permitted by Delaware law.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Federal securities laws require us to file information with the Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at 100 F Street, NE, Washington, D.C. 20549.

You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Innovative Card Technologies, Inc. and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site.

INNOVATIVE CARD TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	(Unaudited)

Assets

Current assets:
Cash and cash equivalents	$186,306	$245,765
Accounts receivable, net of allowance for doubtful accounts of $61,398 and $61,398, respectively	399,582	699,854
Prepaids and other current assets	56,983	76,130
Deposits on raw materials held for production	70,448	165,138
Raw materials held for production	114,416	134,754
Work in progress inventory, net	138,729	107,212
Finished goods inventory	38,053	34,421
Total current assets	1,004,517	1,463,274

Property and equipment, net	80,393	93,763
Deposits	3,720	3,720

Total assets	$1,088,630	$1,560,757

Liabilities and stockholders' deficit

Current liabilities:
Accounts payable and accrued expenses	$805,781	$912,271
Accrued interest	29,837	27,737
Warranty reserve	299,821	289,135
Deferred revenue	496,472	450,189
8% convertible debentures, net of discount of $718,896 at March 31, 2010	4,702,188	-
Total current liabilities	6,334,099	1,679,332

8% convertible debentures, net of discount of $1,074,752 at December 31, 2009	-	4,687,576
Warrant liability	497,351	470,592
Derivative liability	1,560,693	2,151,632

Total liabilities	8,392,143	8,989,132

Stockholders' deficit

Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 75,000,000 shares authorized, 30,558,562 and 28,840,920 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	30,558	28,841
Additional paid-in capital	31,438,592	30,902,885
Accumulated deficit	(38,772,663)	(38,360,101)
Total deficiency in stockholders' equity	(7,303,513)	(7,428,375)

Total liabilities and deficiency in stockholders' equity	$1,088,630	$1,560,757

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

INNOVATIVE CARD TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(Unaudited)

	2010	2009

Revenues	$741,079	$534,223
Cost of goods sold	669,614	586,960

Gross profit/(loss)	71,465	(52,737)

Operating expenses
Administrative	471,873	549,914
Consulting fees	-	15,593
Professional fees	80,998	72,199
Research and development	75,149	43,209

Total operating expense	628,020	680,915

Loss from operations	(556,555)	(733,652)

Other income (expense)
Change in fair value of warrant and conversion liability	351,764	(103,267)
Gain on extinguishment of debt	136,321	-
Interest income	18	29
Interest expense	(344,110)	(10,069,379)

Total other income (expense)	143,993	(10,172,617)

Loss before provision for income taxes	(412,562)	(10,906,269)

Provision for income taxes	-	-

Net loss	(412,562)	(10,906,269)

Basic and diluted loss per share	$(0.01)	$(0.38)

Weighted average shares outstanding, basic and diluted	29,761,986	28,495,256

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

INNOVATIVE CARD TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(Unaudited)

	2010	2009

Cash flows from operating activities:
Net loss	$(412,562)	$(10,906,269)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,370	17,076
Change in fair value of warrant liability	26,759	57,220
Change in fair value of conversion liability	(378,523)	46,047
Amortization of debt discount	342,010	6,671,835
Amortization of deferred debt issuance costs	-	449,052
Debt default penalty	-	2,642,749
Stock based compensation expense	104,545	144,083
Noncash gain on extinguishment of debt	(136,321)	-
Change in provision for obsolete inventory	40,771	106,585
(Increase) decrease in accounts receivable	300,272	(11,363)
(Increase) decrease in prepaids and other current assets	19,147	43,879
(Increase) decrease in deposits on raw materials held for production	94,690	(3,751)
(Increase) decrease in raw materials held for production	15,909	(213,604)
(Increase) decrease in work in progress inventory	(67,859)	255,412
(Increase) decrease in finished goods inventory	(3,632)	-
(Increase) decrease in deposits	-	5,052
Increase (decrease) in accounts payable and accrued expenses	(82,354)	(81,456)
Increase (decrease) in accrued interest	2,100	302,134
Increase (decrease) in warranty reserve	10,686	40,787
Increase (decrease) in deferred rent	-	(17,216)
Increase (decrease) in deferred revenue	46,283	641,601

Net cash used in operating activities	(64,709)	189,853

Cash flows from financing activities:
Proceeds from exercise of options/warrants	5,250	-

Net cash provided by financing activities	5,250	-

Net increase (decrease) in cash and cash equivalents	(59,459)	189,853
Cash and cash equivalents, beginning of period	245,765	76,645
Cash and cash equivalents, end of period	$186,306	$266,498

Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$-	$1,885

Non-Cash Financial Activity:
Debt converted to common stock	$341,244	$-
Conversion liability extinguished upon conversion of debt	212,416	-
Options exercised by application of accrued compensation to exercise price	24,137	-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

INNOVATIVE CARD TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
(Unaudited)

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

COMPANY OVERVIEW

The Company develops and markets secure powered cards for payment, identification, physical and logical access applications. Our main focus is on developing One-Time-Password (“OTP”) solutions.  An OTP is a password that is only valid for a single login session or transaction. OTPs avoid a number of shortcomings that are associated with traditional (static) passwords. The most important shortcoming that is addressed by OTPs is that, in contrast to static passwords, they are not vulnerable to replay attacks. This means that, if a potential intruder manages to record an OTP that was already used to log into a service or to conduct a transaction, he will not be able to abuse it since it will be no longer valid.

Currently, our main OTP product is the ICT DisplayCard.  The ICT DisplayCard integrates the security of an OTP token directly into a card the size of a standard credit or debit card. A token is a portable physical device, typically in a key-fob form factor, that generates the OTP (also referred to as a one-time passcode).  At the push of a button, the ICT DisplayCard displays a one-time passcode. During a transaction, this number is entered into a user interface with other information (such as the user’s static PIN and login name). This information is relayed to a backend system for multi-factor authentication. InCard does not provide the backend authentication server, but rather will integrate the ICT DisplayCard into authentication systems provided by other companies including distributors and other resellers of the ICT DisplayCard. The ICT DisplayCard’s authentication works like tokens issued by VASCO, RSA, and ActivIdentity, but in a more convenient, wallet-sized card. In December of 2009, we introduced the ICard, our new low cost OTP product intended to serve the masses.

Our primary focus is and will continue to be the further development, sales and marketing of OTP solutions.  We anticipate we will expand our current ICT DisplayCard product offering with other innovative OTP products.  Since 2002, we have continued to develop our power inlay technology that is the basis of our ICT DisplayCard.

BASIS OF PRESENTATION AND GOING CONCERN

The accompanying unaudited condensed consolidated financial statements of Innovative Card Technologies, Inc. (“ICTI”) include the amounts of its wholly-owned subsidiary, PSA Co. (“PSAC”) which was incorporated in the State of Delaware on August 27, 2003.

For the three months ended March 31, 2010, the Company has incurred a net loss of $412,562. As of March 31, 2010, we have negative working capital of $5,329,582, an accumulated deficit of $38,772,663 and a stockholders’ deficiency of $7,303,513. Sales of the ICT DisplayCard and newly introduced OTP products, the Company’s main products, are not expected to generate positive cash flow until the fourth quarter of 2010. As a result, there is substantial doubt about the Company’s ability to continue as a going concern at March 31, 2010.

Management’s plan regarding these matters is to increase sales, resulting in reduced losses and raise additional debt and/or equity financing to cover operating costs as well as its obligations as they become due.

There can be no assurances that funds will be available to the Company when needed or, if available, that such funds would be available under favorable terms. In the event that the Company is unable to generate adequate revenues to cover expenses and cannot obtain additional funds in the near future, the Company may seek protection under bankruptcy laws.

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business and does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

As of May 10, 2010 the Company has approximately $74,000 in cash. Combined with anticipated revenue collections and planned expense reductions, the Company believes this amount will be enough to fund our operations until July, 2010.

The accompanying unaudited condensed consolidated financial statements as of March 31, 2010 and for the three months ended March 31, 2010 and 2009 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission, including Form 10-Q and Regulation S-X. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. The Company believes that the disclosures provided are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited financial statements and explanatory notes for the year ended December 31, 2009 as disclosed in the company's 10-K for that year as filed with the SEC, as it may be amended.

The results for the three months ended March 31, 2010 are not necessarily indicative of the results to be expected for the pending full year ending December 31, 2010.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The unaudited condensed consolidated financial statements include the accounts of Innovative Card Technologies and its wholly owned subsidiary, PSA Co. All significant inter-company accounts and transactions are eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605 “Revenue Recognition”. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured. Revenue is not recognized on product sales transacted on a test or pilot basis. Instead, receipts from these types of transactions offset marketing expenses. Revenue from royalties is recognized with the passage of time in accordance with the underlying agreement.

MAJOR SUPPLIERS

The Company obtains the battery, a key component for the Company’s power inlay technology, from a single source, Solicore, Inc., on a purchase order basis. The Company believes that alternative sources for this component in the event of a disruption or discontinuation in supply would not be available on a timely basis, which could disrupt Company operations, delay production for up to twelve months and impair the Company’s ability to manufacture and sell products.

The Company obtains the display, a key component for the Company’s ICT DisplayCard, from a single source, SmartDisplayer, pursuant to the Company’s agreement with SmartDisplayer. On November 10, 2007, the Company was required to make a deposit on a purchase order to maintain its exclusivity. The Company was unable to make the deposit and therefore does not have exclusivity with SmartDisplayer. The Company believes that alternative sources for this component in the event of a disruption or discontinuation in supply would not be available on a timely basis, which could disrupt Company operations relating to the ICT DisplayCard, delay production of the ICT DisplayCard for up to twelve months and impair the Company’s ability to manufacture and sell the ICT DisplayCard.

The Company assembles its ICT DisplayCard using a single source, NagraID, pursuant to a written agreement. The Company believes that alternative sources for this component in the event of a disruption or discontinuation in supply would not be available on a timely basis, which could disrupt Company operations relating to the ICT DisplayCard, delay production of the ICT DisplayCard for up to twelve months and impair the Company’s ability to manufacture and sell the ICT DisplayCard.

MAJOR CUSTOMERS

Two customers accounted for 99% of the Company’s revenues for the three months ended March 31, 2010 and three customers accounted for 99% of the Company’s revenue for the three months ended March 31, 2009.

Two customers accounted for all of our accounts receivable at March 31, 2010.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value of financial instruments

Our short-term financial instruments, including cash, accounts receivable, prepaid expenses and other assets, accounts payable and accrued expenses, warranty reserve and other liabilities, consist primarily of instruments without extended maturities, the fair value of which, based on management’s estimates, reasonably approximate their book value. The fair value of our convertible notes is based on management estimates and reasonably approximates their book value based on their current maturity. The fair value of the Company’s derivative instruments is determined using option pricing models.

Fair value measurements

We have adopted accounting guidance pursuant to ASC 820 “Fair Value Measurements and Disclosure”, which established a framework for measuring fair value and expands disclosure about fair value measurements.

ASC 820 defines fair value as the amount that would be received for an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes the following three levels of inputs that may be used:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In accordance with ASC 820, the following table represents the Company’s fair value hierarchy for its financial assets and (liabilities) measured at fair value on a recurring basis as of March 31, 2010:

	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	186,306	-	-	186,306
Total Assets	186,306	-	-	186,306
Liabilities
Convertible debentures	-	-	4,702,188	4,702,188
Warrant Liability	-	-	497,351	497,351
Derivative liabilities	-	-	1,560,693	1,560,693
Total liabilities	-	-	6,760,232	6,760,232

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial liabilities (warrant derivative liability and conversion derivative liability) for the three months ended March 31, 2010 and 2009.

	2010	2009
Balance at beginning of year	$2,622,224	$19,055
Additions to derivative instruments	-	6,061
Change in fair value of derivative liabilities	(351,764)	103,267
Reclassification to equity upon conversion of debentures	(212,416)	-

Balance at end of period	$2,058,044	$128,383

LOSS PER SHARE

The Company utilizes ASC 260, “Earnings Per Share” for calculating the basic and diluted loss per share. Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

Common equivalent shares are excluded from the computation of diluted loss per share if their effect would be anti-dilutive. There were 31,572,500 common share equivalents at March 31, 2010 and 15,097,653 at March 31, 2009. Common equivalent shares were excluded from the calculation of diluted loss per share for the three months ended March 31, 2010 and 2009 as their inclusion would reduce diluted loss per share for those periods.

WARRANTY RESERVE

The Company generally warrants its products against defects over a period of one to three years. An accrual for estimated future costs relating to products returned under warrants is recorded as a charge to cost of sales when products are shipped. The accrual is based on a percentage of sales. This percentage was 10% through December 31, 2008, 3% for the period January 1 to September 30, 2009 and 2% effective October 1, 2009 (the changes in estimate based on historical trends). Activity in the accrued warranty reserve liability for the three months ended March 31, 2010 and 2009 is as follows:

	2010	2009
Balance at beginning of year	$289,135	$198,854
Charged to cost of sales	10,686	42,662
Deductions	-	(1,875)

Balance at end of period	$299,821	$239,641

STOCK BASED COMPENSATION

The Company accounts for its stock based compensation under ASC 718 “Compensation – Stock Compensation” which was adopted in 2006, using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.  This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2009, the FASB issued new accounting guidance which will require more information about the transfer of financial assets where companies have continuing exposure to the risks related to transferred financial assets. This guidance is effective at the start of a company’s first fiscal year beginning after November 15, 2009, or January 1, 2010 for companies reporting earnings on a calendar-year basis. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operations.

In June 2009, the FASB issued new accounting guidance which will change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. Under this guidance, determining whether a company is required to consolidate an entity will be based on, among other things, an entity's purpose and design and a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance. This guidance is effective at the start of a company’s first fiscal year beginning after November 15, 2009, or January 1, 2010 for companies reporting earnings on a calendar-year basis. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future consolidated financial statements.

NOTE 3 - 8% SENIOR SECURED CONVERTIBLE DEBENTURES

During the first quarter of 2010, certain debenture holders converted an aggregate of $341,244 of debentures into 1,364,975 shares of common stock. We recorded a charge of $46,424 related to the change in fair value of the conversion feature of the converted debentures through the dates of conversion. At the dates of conversion, we extinguished a conversion feature liability in the amount of $212,416.  Since the conversion feature was accounted for as a liability, we have recorded a gain upon conversion of debt in the amount of $136,321.

NOTE 4 – DERIVATIVE LIABILITIES

During the first quarter of 2010, certain debenture holders converted an aggregate of $341,244 of debentures into 1,364,975 shares of common stock. We recorded a charge of $46,424 related to the change in fair value of the conversion feature of the converted debentures through the dates of conversion. At the dates of conversion, we extinguished a conversion feature liability in the amount of $212,416. The fair value of the conversion feature was determined using the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 0.32%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 138%; and (4) an expected life of the conversion feature of 0.88 years.

At March 31, 2010 we recalculated the fair value of the conversion feature of the remaining debentures subject to derivative accounting and have determined that the fair value at March 31, 2010 is $2,060,199. The fair value of the conversion feature was determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.363%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 115%; and (4) an expected life of the conversion feature of 0.75 years. We recorded a credit of $424,947 during 2010 related to the change in fair value of the conversion feature of the debentures.

At March 31, 2010, we recalculated the fair value of our warrants subject to derivative accounting and have determined that the fair value at March 31, 2010 is $497,351. The fair value of the warrant liability was determined using the Black-Scholes method based on the following weighted average assumptions:  (1) risk free interest rate of 0.60%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 142%; and (4) an expected life of the warrants of 1.1 years. We recorded a charge of $26,759 during 2010 related to the change in fair value of the warrant liability.

NOTE 5 - STOCKHOLDER’S EQUITY

PREFERRED STOCK

The Company has 5,000,000 authorized shares of $0.001 par value preferred stock. The preferred stock may be issued in series, from time to time, with such designations, rights, preferences, and limitations as the Board of Directors may determine by resolution.

COMMON STOCK

The Company has 75,000,000 authorized shares of $0.001 par value common stock.

During the first quarter of 2010 the Company issued 1,364,975 shares of common stock upon conversion debentures in the amount of $341,244.

During the first quarter of 2010 the Company issued 352,667 shares of common stock upon the exercise of 352,667 employee stock options. We received $5,250 in cash proceeds from the exercise of the options; the balance of the exercise price was paid through the reduction of accrued compensation in the amount of $24,137.

NOTE 6- STOCK OPTIONS AND WARRANTS

On February 22, 2010, our Board and Compensation Committee approved the 2010 Equity Compensation Plan (“2010 Plan”).  The 2010 Plan permits the granting of up to 6,000,000 shares of common stock through the issuance of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Restricted Stock Units, Performance Units, Performance Shares and Other Stock Based Awards to our employees, directors and consultants.  We anticipate submitting the plan for shareholder approval during the following 12 months.  In the event the Plan is not approved by our shareholders during this time, the 2010 Plan will be considered a non-qualified plan.

In January 2010 the Company’s board of directors approved a stock option award to a director in the amount of 100,000 shares of common stock with an exercise price of $0.35 per share. The option vests over one year. The option expires after ten years. The option had a grant date fair value of $9,702. The fair value of the option was determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.25%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 161%; and (4) an expected life of the option of 0.625 years.

The Company recorded $7,361 of compensation expense for consultant stock options during the three months ended March 31, 2010, of which $1,591 is included in professional fees and $5,770 is included  in the administrative expense category. During the three months ended March 31, 2009, the Company recorded $1,840 of compensation expense for consultant stock options which is included in the administrative expense category.

The Company recorded $97,184 and $142,243 of compensation expense for employee stock options during the three months ended March 31, 2010 and 2009, respectively, which is included in the administrative expense category.

NOTE 7 - PROVISION FOR INCOME TAXES

Our effective tax rate was estimated at 0% for the three months ended March 31, 2010 and 2009.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

LEASE

The Company leases office space on a month-to-month basis.

Rent expense was $12,997 and $12,447 for the three months ended March 31, 2010 and 2009, respectively.

LITIGATION

To date, the Company has never been a party to and has never been involved with any litigation. However, in the future, the Company, like any other business or individual, may become subject to litigation some of which the Company can control and other litigation that the Company cannot control. If the Company were to become involved in any litigation, management would have to assess whether or not such litigation would likely have a material adverse effect on the Company’s consolidated financial condition or results of operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Innovative Card Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Innovative Card Technologies, Inc. and subsidiaries (the “Company”) as of December 31, 2009, and the related consolidated statements of operations, (deficiency in) stockholder’s equity and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based upon our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.   An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Innovative Card Technologies, Inc. and its subsidiaries as of December 31, 2009, and the results of its consolidated operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the accompanying consolidated financial statements, the Company has suffered recurring losses from operations and does not have sufficient cash or working capital to meet anticipated requirements through 2010. This raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM LLP
New York, New York
March 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Innovative Card Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Innovative Card Technologies, Inc. and subsidiary (collectively, the “Company”) as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity/(deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express and opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Innovative Card Technologies, Inc. and subsidiary as of December 31, 2008, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations. This raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SingerLewak LLP

SingerLewak LLP
Los Angeles, California
May 15, 2009

INNOVATIVE CARD TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008

Assets

Current assets:
Cash and cash equivalents	$245,765	$76,645
Accounts receivable, net of allowance for doubtful accounts of $61,398 and $60,000, respectively	699,854	190,767
Prepaids and other current assets	76,130	174,178
Deposits on raw materials held for production	165,138	268,318
Raw materials held for production	134,754	347,529
Work in progress inventory, net	107,212	1,454,940
Finished goods inventory	34,421	-
Total current assets	1,463,274	2,512,377

Property and equipment	93,763	171,722
Deferred debt issuance cost	-	449,052
Deposits	3,720	62,971

Total assets	$1,560,757	$3,196,122

Liabilities and stockholders' deficit

Current liabilities:
Accounts payable and accrued expenses	$912,271	$1,281,602
Accounts payable - related parties	-	600,010
Accrued interest	27,737	31,689
Warranty reserve	289,135	198,854
Deferred rent	-	56,929
Deferred revenue	450,189	1,169,957
Total current liabilities	1,679,332	3,339,041

8% convertible debentures, net of discount of $1,074,752 and $5,384,054 at December 31, 2009 and 2008, respectively	4,687,576	3,425,111
Warrant liability	470,592	19,055
Derivative liability	2,151,632	-

Total liabilities	8,989,132	6,783,207

Stockholders' deficit

Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 75,000,000 shares authorized, 28,840,920 and 28,495,256 shares issued and outstanding at December 31, 2009 and 2008, respectively	28,841	28,495
Additional paid-in capital	30,902,885	33,381,140
Accumulated deficit	(38,360,101)	(36,996,720)
Total deficiency in stockholders' equity	(7,428,375)	(3,587,085)

Total liabilities and deficiency in stockholders' equity	$1,560,757	$3,196,122

The accompanying notes are an integral part of these consolidated financial statements.

INNOVATIVE CARD TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2009	2008

Revenues	$4,089,569	$2,828,581
Cost of goods sold	3,902,855	4,350,975

Gross profit/margin	186,714	(1,522,394)

Operating expenses
Administrative	1,919,036	5,462,582
Consulting fees	116,501	612,414
Professional fees	445,257	734,680
Research and development	258,532	467,887
Impairment	-	1,450,888

Total operating expense	2,739,326	8,728,451

Loss from operations	(2,552,612)	(10,250,845)

Other income (expense)
Change in fair value of warrant and conversion liability	(1,154,584)	3,068,251
Gain on extinguishment of debt	9,553,684	-
Other income	606,815	-
Other expense	-	(129,795)
Interest income	82	26,857
Interest expense	(12,336,440)	(1,644,005)

Total other income (expense)	(3,330,443)	1,321,308

Loss before provision for income taxes	(5,883,055)	(8,929,537)

Provision for income taxes	-	-

Net loss	(5,883,055)	(8,929,537)

Basic and diluted loss per share	$(0.21)	$(0.31)

Weighted average shares outstanding, Basic and diluted	28,570,768	28,477,607

The accompanying notes are an integral part of these consolidated financial statements.

INNOVATIVE CARD TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

					Additional
	Series A Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficiency

Balance, January 1, 2008	-	$-	28,433,116	$28,433	$28,456,621	$(28,067,183)	$417,871

Exercise of options	-	-	50,000	50	49,950	-	50,000

Cashless exercise of warrants	-	-	12,140	12	(12)	-	-

Warrants issued with 8% debentures	-	-	-	-	3,237,954	-	3,237,954

Warrants issued to consultants	-	-	-	-	413,350	-	413,350

Stock based compensation	-	-	-	-	1,223,277	-	1,223,277

Net loss	-	-	-	-	-	(8,929,537)	(8,929,537)

Balance, December 31, 2008	-	-	28,495,256	28,495	33,381,140	(36,996,720)	(3,587,085)

Cumulative effect of change in accounting principle	-	-	-	-	(3,237,954)	4,519,674	1,281,720

Warrants issued with 8% debentures	-	-	-	-	33,756	-	33,756

Reclassification of derivative liabilities	-	-	-	-	44,682	-	44,682

Shares issued upon conversion of debentures	-	-	345,664	346	125,550	-	125,896

Stock based compensation	-	-	-	-	555,711	-	555,711

Net loss	-	-	-	-	-	(5,883,055)	(5,883,055)

Balance, December 31, 2009	-	$-	28,840,920	$28,841	$30,902,885	$(38,360,101)	$(7,428,375)

The accompanying notes are an integral part of these consolidated financial statements.

INNOVATIVE CARD TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

Cash flows from operating activities:
Net loss	$(5,883,055)	$(8,929,537)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	56,275	715,679
Bad debts	1,398	-
Change in fair value of warrant liability	46,126	(3,068,251)
Change in fair value of conversion liability	1,108,458	-
Amortization of debt discount	7,859,150	941,206
Amortization of deferred debt issuance costs	449,052	78,448
Debt default penalty	2,642,749	-
Deferred interest and deferral fees	-	309,165
Stock based compensation expense	555,711	1,636,627
Fees paid with debenture	45,000	-
Noncash gain on extinguishment of debt	(9,613,684)	-
Deposit forfeitures, net	(606,815)	-
Fixed asset write off	15,866	-
Inventory write off	-	923,065
Change in provision for obsolete inventory	255,248	15,724
Impairment charge on intangible assest	-	1,450,888
(Increase) decrease in accounts receivable	(510,485)	(177,690)
(Increase) decrease in prepaids and other current assets	98,048	(120,051)
(Increase) decrease in deposits on raw materials held for production	23,680	337,344
(Increase) decrease in raw materials held for production	117,886	29,642
(Increase) decrease in work in progress inventory	1,213,689	(568,681)
(Increase) decrease in work in finished goods inventory	(60,741)	-
(Increase) decrease in deposits	59,251	114,776
Increase (decrease) in accounts payable and accrued expenses	(363,513)	(2,378,442)
Increase (decrease) in accounts payable - related parties	-	(57,244)
Increase (decrease) in accrued interest	1,390,600	31,689
Increase (decrease) in warranty reserve	90,281	171,038
Increase (decrease) in deferred rent	(56,929)	56,929
Increase (decrease) in deferred revenue	108,553	271,372

Net cash used in operating activities	(958,201)	(8,216,304)

Cash flows from investing activities:

Purchase of property and equipment	-	(69,151)

Net cash used in investing activities	-	(69,151)

Cash flows from financing activities:
Proceeds from issuance of 8% convertible debentures	1,127,321	8,500,000
Proceeds from note	100,000	-
Repayment of note	(100,000)	-
Payments on debt issuance cost	-	(527,500)
Proceeds from exercise of options/warrants	-	50,000

Net cash provided by financing activities	1,127,321	8,022,500

Net increase (decrease) in cash and cash equivalents	169,120	(262,955)
Cash and cash equivalents, beginning of period	76,645	339,600
Cash and cash equivalents, end of period	$245,765	$76,645

Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$2,705	$253,356

Non-Cash Financial Activity:
Debt discount attributable to beneficial conversion feature	$-	$3,237,953
Debt discount attributable to warrants	-	3,087,307
Value of warrants issued as non-employee compensation included in prepaid expenses and other current assets	-	254,580
Warrant liability for warrants issued with debentures	639,522	-
Warrants issued with debentures	33,756	-
Derivative conversion feature liability of convertible debt	1,373,964	-
Liabilities settled with debentures and warrants	672,243	-
Debt converted to common stock	86,416	-
Conversion liability extinguished upon conversion of debt	75,410	-

The accompanying notes are an integral part of these consolidated financial statements.

INNOVATIVE CARD TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 and 2008

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

COMPANY OVERVIEW

The Company develops and markets secure powered cards for payment, identification, physical and logical access applications. Our main focus is on developing One-Time-Password (“OTP”) solutions.  An OTP is a password that is only valid for a single login session or transaction. OTPs avoid a number of shortcomings that are associated with traditional (static) passwords. The most important shortcoming that is addressed by OTPs is that, in contrast to static passwords, they are not vulnerable to replay attacks. This means that, if a potential intruder manages to record an OTP that was already used to log into a service or to conduct a transaction, he will not be able to abuse it since it will be no longer valid.

Currently, our main OTP product is the ICT DisplayCard.  The ICT DisplayCard integrates the security of an OTP token directly into a card the size of a standard credit or debit card. A token is a portable physical device, typically in a key-fob form factor, that generates the OTP (also referred to as a one-time passcode).  At the push of a button, the ICT DisplayCard displays, a one-time passcode. During a transaction, this number is entered into a user interface with other information (such as the user’s static PIN and login name). This information is relayed to a backend system for multi-factor authentication. InCard does not provide the backend authentication server, but rather will integrate the ICT DisplayCard into authentication systems provided by other companies including distributors and other resellers of the ICT DisplayCard. The ICT DisplayCard’s authentication works like tokens issued by VASCO, RSA, and ActivIdentity, but in a more convenient, wallet-sized card. In December of 2009, we introduced the ICard, our new low cost OTP product intended to serve the masses.

Our primary focus is and will continue to be the further development, sales and marketing of OTP solutions.  We anticipate we will expand our current ICT DisplayCard product offering with other innovative OTP products.  Since 2002, we have continued to develop our power inlay technology that is the basis of our ICT DisplayCard.

BASIS OF PRESENTATION AND GOING CONCERN

The accompanying consolidated financial statements of Innovative Card Technologies, Inc. (“ICTI”) include the amounts of its wholly-owned subsidiary, PSA Co. (“PSAC”) which was incorporated in the State of Delaware on August 27, 2003.

As of December 31, 2009 and 2008, the Company has incurred net losses of $5,883,055 and $8,929,537, negative working capital of $216,058 and $826,664, has an accumulated deficit of $38,360,101 and $36,996,720 and stockholders’ deficiency of $7,428,375 and $3,587,085, respectively. Sales of the ICT DisplayCard and newly introduced OTP products, the Company’s main products, are not expected to generate positive cash flow until the third quarter of 2010. As a result, there is substantial doubt about the Company’s ability to continue as a going concern at December 31, 2009.

Management’s plan regarding these matters is to increase sales, resulting in reduced losses and raise additional debt and/or equity financing to cover operating costs as well as its obligations as they become due.

There can be no assurances that funds will be available to the Company when needed or, if available, that such funds would be available under favorable terms. In the event that the Company is unable to generate adequate revenues to cover expenses and cannot obtain additional funds in the near future, the Company may seek protection under bankruptcy laws.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business and does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

As of March 15, 2010 the Company has approximately $239,000 in cash. Combined with anticipated revenue collections and planned expense reductions, the Company believes this amount will be enough to fund our operations until or through the third quarter of 2010.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Innovative Card Technologies and its wholly owned subsidiary, PSA Co. All significant inter-company accounts and transactions are eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605 “Revenue Recognition”. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured. Revenue is not recognized on product sales transacted on a test or pilot basis. Instead, receipts from these types of transactions offset marketing expenses. Revenue from royalties is recognized with the passage of time in accordance with the underlying agreement.

CASH AND CASH EQUIVALENTS

For the purpose of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

Our sales to date have been to large credit card issuers and we have been successful in collecting for products and services. We perform a regular review of our customer activity and associated credit risks and do not require collateral from our customers. At December 31, 2009 and 2008, based on our review of customer activity, we recorded an allowance for doubtful accounts of $61,398 and $60,000, respectively.

INVENTORY

The Company values its inventory at the lower of cost (first-in, first-out) or market. The Company uses estimates and judgments regarding the valuation of inventory to properly value inventory. Inventory adjustments are made for the difference between the cost of the inventory and the estimated realizable value and charged to cost of goods sold in the period in which the facts that give rise to the adjustments become known.

INTANGIBLE ASSETS AND LONG-LIVED ASSETS

The cost incurred to acquire intangible assets, which are active and relate to products with a definitive life cycle, are amortized over the estimated useful life of three to five years. The Company assesses the carrying value of long-lived assets in accordance with ASC 360, "Property, Plant and Equipment". The Company assesses the impairment of identifiable intangibles and long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important that could trigger an impairment review include, but are not limited to, the following: a significant underperformance to expected historical or projected future operating results, a significant change in the manner of the use of the acquired asset or the strategy for the overall business, or a significant negative industry or economic trend.

Based on anticipated future income and cash flows and other factors relevant in the opinion of the Company’s management, certain intangibles were determined to be completely impaired during the year ended December 31, 2008.  See Note 5 – Intangible Assets.

MAJOR SUPPLIERS

The Company obtains the battery, a key component for the Company’s power inlay technology, from a single source, Solicore, Inc., on a purchase order basis. The Company believes that alternative sources for this component in the event of a disruption or discontinuation in supply would not be available on a timely basis, which could disrupt Company operations, delay production for up to twelve months and impair the Company’s ability to manufacture and sell products.

The Company obtains the display, a key component for the Company’s ICT DisplayCard, from a single source, SmartDisplayer, pursuant to the Company’s agreement with SmartDisplayer. On November 10, 2007, the Company was required to make a deposit on a purchase order to maintain its exclusivity. The Company was unable to make the deposit and therefore does not have exclusivity with SmartDisplayer. The Company believes that alternative sources for this component in the event of a disruption or discontinuation in supply would not be available on a timely basis, which could disrupt Company operations relating to the ICT DisplayCard, delay production of the ICT DisplayCard for up to twelve months and impair the Company’s ability to manufacture and sell the ICT DisplayCard.

The Company assembles its ICT DisplayCard using a single source, NagraID, pursuant to a written agreement. The Company believes that alternative sources for this component in the event of a disruption or discontinuation in supply would not be available on a timely basis, which could disrupt Company operations relating to the ICT DisplayCard, delay production of the ICT DisplayCard for up to twelve months and impair the Company’s ability to manufacture and sell the ICT DisplayCard.

MAJOR CUSTOMERS

Two customers accounted for 97% and 77% of the Company’s revenues for each of the years ended December 31, 2009 and 2008, respectively.

Two and three customers accounted for 87%  and 91% of our accounts receivable at December 31, 2009 and 2008, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. The Company provides for depreciation and amortization using the double-declining method over estimated useful lives of five to seven years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the sale of property and equipment are reflected in the statements of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value of financial instruments

In April 2009, we adopted accounting guidance which requires disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements.

Our short-term financial instruments, including cash, accounts receivable, prepaid expenses and other assets, accounts payable and accrued expenses, warranty reserve and other liabilities, consist primarily of instruments without extended maturities, the fair value of which, based on management’s estimates, reasonably approximate their book value. The fair value of our convertible notes is based on management estimates and reasonably approximates their book value based on their current maturity. The fair value of the Company’s derivative instruments is determined using option pricing models.

Fair value measurements

Effective November 1, 2008, we adopted new accounting guidance pursuant to ASC 820 “Fair Value Measurements and Disclosure”, which established a framework for measuring fair value and expands disclosure about fair value measurements. The Company did not elect fair value accounting for any assets and liabilities allowed by previous guidance. Effective January 1, 2009, the Company adopted the provisions of new accounting guidance that relate to non-financial assets and liabilities that are not required or permitted to be recognized or disclosed at fair value on a recurring basis. Effective April 1, 2009, the Company adopted new accounting guidance which provides additional guidance for estimating fair value in accordance with ASC 820, when the volume and level of activity for the asset or liability have significantly decreased. The adoptions of the provisions of ASC 820 did not have a material impact on our financial position or results of operations.

ASC 820 defines fair value as the amount that would be received for an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes the following three levels of inputs that may be used:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In accordance with ASC 820, the following table represents the Company’s fair value hierarchy for its financial assets and (liabilities) measured at fair value on a recurring basis as of December 31, 2009:

	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	245,765	-	-	245,765
Total Assets	245,765	-	-	245,765
Liabilities
Convertible debentures	-	-	4,867,576	4,867,576
Warrant Liability	-	-	470,592	470,592
Derivative liabilities	-	-	2,151,632	2,151,632
Total liabilities	-	-	7,489,800	7,489,800

LOSS PER SHARE

The Company utilizes ASC 260, “Earnings Per Share” for calculating the basic and diluted loss per share. Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

Common equivalent shares are excluded from the computation of diluted loss per share if their effect would be anti-dilutive. There were 33,431,643 common share equivalents at December 31, 2009 and 14,113,016 at December 31, 2008. Common equivalent shares were excluded from the calculation of diluted loss per share for the years ended December 31, 2009 and 2008 as their inclusion would reduce diluted loss per share for those periods.

WARRANTY RESERVE

The Company generally warrants its products against defects over a period of one to three years. An accrual for estimated future costs relating to products returned under warrants is recorded as a charge to cost of sales when products are shipped. The accrual is based on a percentage of sales. This percentage was 10% through December 31, 2008, 3% for the period January 1 to September 30, 2009 and 2% effective October 1, 2009 (the changes in estimate based on historical trends). Activity in the accrued warranty reserve liability for the years ended December 31, 2009 and 2008 is as follows:

	2009	2008
Balance at beginning of year	$198,854	$27,816
Charged to cost of sales	93,630	226,950
Deductions	(3,349)	(55,912)

Balance at end of year	$289,135	$198,854

STOCK BASED COMPENSATION

The Company accounts for its stock based compensation under ASC 718 “Compensation – Stock Compensation” which was adopted in 2006, using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.  This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

INCOME TAXES

The Company utilizes ASC 740 “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

The Company adopted new accounting guidance effective January 1, 2007. As a result of the implementation of this new guidance, the Company made a comprehensive review of its portfolio of uncertain tax positions in accordance with recognition standards established by the guidance. As a result of this review, the Company concluded that at this time there are no uncertain tax positions that would result in tax liability to the Company. There was no cumulative effect on retained earnings as a result of applying the provisions of this guidance.

RESEARCH AND DEVELOPMENT

Research and development costs are charged to operations as incurred.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company places its cash and cash equivalents with high credit, quality financial institutions. At times, such cash and cash equivalents may be in excess of the Federal Deposit Insurance Corporation insurance limit, currently $250,000.

RECLASSIFICATIONS

Certain reclassifications have been made to prior year balances to conform to current year presentation.

CHANGE IN ACCOUNTING PRINCIPLE

In June 2008, the FASB issued new accounting guidance which requires entities to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock by assessing the instrument’s contingent exercise provisions and settlement provisions. Instruments not indexed to their own stock fail to meet the scope exception of ASC 815 and should be classified as a liability and marked-to-market. The statement is effective for fiscal years beginning after December 15, 2008 and is to be applied to outstanding instruments upon adoption with the cumulative effect of the change in accounting principle recognized as an adjustment to the opening balance of retained earnings. The Company has assessed its outstanding equity-linked financial instruments and has concluded that, effective January 1, 2009, the conversion feature of our convertible debentures will need to be recorded as a derivative liability due to the fact that the conversion price is subject to adjustment based on subsequent sales of securities. The cumulative effect of the change in accounting principle on January 1, 2009 is an increase in our derivative liability related to the fair value of the conversion feature of $6,061, an increase in the unamortized discount related to our convertible debentures of $1,287,781, a decrease in additional paid-in capital of $3,237,954 related to the decrease in beneficial conversion feature attributable to the debentures, and a $4,519,674 net decrease in accumulated deficit, comprised of a credit to reflect the change in fair value of the derivative liability from date of issue to January 1, 2009 of $5,235,242 partially offset by a charge of $715,568 for additional expense for amortization of debt discount.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Accounting Standards Codification and GAAP Hierarchy — Effective for interim and annual periods ending after September 15, 2009, the Accounting Standards Codification and related disclosure requirements issued by the FASB became the single official source of authoritative, nongovernmental GAAP. The ASC simplifies GAAP, without change, by consolidating the numerous, predecessor accounting standards and requirements into logically organized topics. All other literature not included in the ASC is non-authoritative. We adopted the ASC as of September 30, 2009, which did not have any impact on our results of operations, financial condition or cash flows as it does not represent new accounting literature or requirements.   All references to pre-codified U.S. GAAP have been removed from this Form 10-K.

In September 2006, the FASB issued new accounting guidance which clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the guidance, fair value measurements would be separately disclosed by level within the fair value hierarchy. The guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. In February 2008, FASB issued additional guidance which delayed the effective date of previous guidance to fiscal years and interim periods within those fiscal years beginning after November 15, 2008 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of the guidance for our financial assets and liabilities did not have an impact on our consolidated financial position or operating results.

In December 2007 the FASB issued new accounting guidance which establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This guidance changes the way the consolidated income statement is presented. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. This guidance establishes disclosure requirements in the consolidated financial statements, which will enable users to clearly distinguish between the interests of the parent’s owners and the interests of the non-controlling owners of a subsidiary. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008; earlier adoption is prohibited. The adoption of this guidance had no impact to the Company’s consolidated financial position, results of operations, or cash flows.

In December 2007, the FASB issued new accounting guidance which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired and the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. This guidance also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. This guidance is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of this guidance had no impact to the Company’s consolidated financial position, results of operations, or cash flows.

In March 2008, the FASB issued new accounting guidance which requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008; earlier adoption is encouraged. The adoption of this guidance had no impact to the Company’s consolidated financial position, results of operations, or cash flows.

In April 2008, the FASB issued new accounting guidance which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. This change is intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. The new guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. The adoption of this guidance had no impact on the Company’s consolidated financial position, results of operations, or cash flows.

In June 2008, the FASB issued new accounting guidance which requires that all unvested share-based payment awards that contain nonforfeitable rights to dividends should be included in the basic Earnings Per Share (EPS) calculation. The new guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of this guidance had no impact on the Company’s consolidated financial position, results of operations, or cash flows.

In April 2009, the FASB issued new accounting guidance to be utilized in determining whether impairments in debt securities are other than temporary, and which modifies the presentation and disclosures surrounding such instruments. This guidance is effective for interim periods ending after June 15, 2009, but early adoption is permitted for interim periods ending after March 15, 2009. The adoption of this guidance during the second quarter of 2009 had no impact on the Company’s consolidated financial position, results of operations, or cash flows.

In April 2009, the FASB issued new accounting which provides additional guidance in determining whether the market for a financial asset is not active and a transaction is not distressed for fair value measurement purposes. The guidance is effective for interim periods ending after June 15, 2009, but early adoption is permitted for interim periods ending after March 15, 2009. The adoption of this guidance during the second quarter of 2009 had no impact on the Company’s consolidated financial position, results of operations, or cash flows.

In April 2009, the FASB issued new accounting guidance which requires disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements. This guidance is effective for interim periods ending after June 15, 2009, but early adoption is permitted for interim periods ending after March 15, 2009. The adoption of this guidance during the second quarter of 2009 had no impact on the Company’s consolidated financial position, results of operations, or cash flows.

In May 2009, the FASB issued new accounting guidance which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The guidance will be effective for interim and annual financial periods ending after June 15, 2009. The Company adopted the guidance during the three months ended June 30, 2009. The adoption of this guidance had no impact on the Company’s consolidated financial position, results of operations, or cash flows.

In June 2009, the FASB issued new accounting guidance which will require more information about the transfer of financial assets where companies have continuing exposure to the risks related to transferred financial assets. This guidance is effective at the start of a company’s first fiscal year beginning after November 15, 2009, or January 1, 2010 for companies reporting earnings on a calendar-year basis.

In June 2009, the FASB issued new accounting guidance which will change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. Under this guidance, determining whether a company is required to consolidate an entity will be based on, among other things, an entity's purpose and design and a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance. This guidance is effective at the start of a company’s first fiscal year beginning after November 15, 2009, or January 1, 2010 for companies reporting earnings on a calendar-year basis.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future consolidated financial statements.

NOTE 3 - DEPOSITS FOR RAW MATERIALS HELD FOR PRODUCTION

Deposits for raw materials are held by certain vendors, are not refundable and are made pursuant to agreements as discussed in Note 2 under Major Suppliers.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2009 and 2008 consisted of the following:

	2009	2008
Computer equipment	$61,997	$75,431
Furniture and fixtures	-	1,608
Production equipment	291,550	339,888
	353,547	416,927
Less accumulated depreciation and amortization	(259,784)	(245,205)
TOTAL	$93,763	$171,722

Depreciation expense was $56,275 and $81,053 for the years ended December 31, 2009 and 2008, respectively.

NOTE 5 - INTANGIBLE ASSETS

The Company’s management valued intangible assets acquired in 2006 at $3,030,000. As of December 31, 2008 these intangible assets were determined to be fully impaired.  Accordingly, the Company recorded an impairment charge of $1,450,888 during 2008. This amount represented the entire unamortized carrying value of the intangible assets.

Amortization expense was $625,065 (prior to the impairment charge discussed above) for the year ended December 31, 2008.

NOTE 6 - 8% SENIOR SECURED CONVERTIBLE DEBENTURES

On February 20, 2009, the Company’s stock was delisted from the NASDAQ National Market System due to a failure to maintain adequate share pricing. As a result, the Company defaulted on its 8% Senior Secured Convertible Debentures.  Such default results in acceleration of the debentures, a thirty percent (30%) increase in the principal amount of the debentures, and an increase in the interest rate on the debentures from eight percent (8%) to eighteen percent (18%). We have accounted for the default in the financial statements.

In June 2008, the FASB issued new accounting guidance which requires entities to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock by assessing the instrument’s contingent exercise provisions and settlement provisions. Instruments not indexed to their own stock fail to meet the scope exception of ASC 815 and should be classified as a liability and marked-to-market. The statement is effective for fiscal years beginning after December 15, 2008 and is to be applied to outstanding instruments upon adoption with the cumulative effect of the change in accounting principle recognized as an adjustment to the opening balance of retained earnings. The Company has assessed its outstanding equity-linked financial instruments and has concluded that, effective January 1, 2009, the conversion feature of our convertible debentures will need to be recorded as a derivative liability due to the fact that the conversion price is subject to adjustment based on subsequent sales of securities. The cumulative effect of the change in accounting principle on January 1, 2009 includes an increase in our derivative liability related to the fair value of the conversion feature of $6,061. Fair value at January 1, 2009 was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 0.875%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 101%; and (4) an expected life of the conversion feature of 2 years. At January 1, 2009 the Company has also recorded an additional discount related to the debentures of $1,287,781 as a result of the implementation of ASC 815.

As a result of the default described above, the principal amount of the debentures was increased by 30%, or $2,642,750. We have recorded a charge to interest expense related to this increase during the quarter ended March 31, 2009.

Also as a result of the default, the maturity date of the debentures has been accelerated. The Company has fully amortized the remaining discount and deferred debt issue costs during the period ended March 31, 2009. The charge to interest expense for the amortization of debt discount is $6,671,835 and for amortization of debt issue costs is $449,052 during the quarter ended March 31, 2009.

At September 30, 2009 we recalculated the fair value of the conversion feature subject to derivative accounting and have determined that the fair value at September 30, 2009 (prior to the debt extinguishment transactions described below) is $363,477. The fair value of the conversion feature was determined using the Black-Scholes method based on the following weighted average assumptions:  (1) risk free interest rate of 1.0%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 121%; and (4) an expected life of the conversion feature of 1.4 years.

We recorded a charge of $357,416 during the nine months ended September 30, 2009, related to the change in fair value of the conversion feature during that period, prior to restructure.

The Company is accounting for the warrants, issued in connection with the debentures as derivative liabilities in accordance with ASC 815. At September 30, 2009, the warrant liability was valued at $347,010 (prior to the debt extinguishment transactions described below). The Company recorded a charge of $327,955 during the nine months ended September 30, 2009 related to the change in fair value of the warrant liability during that period, prior to restructure. The fair value of the warrant liability was determined using the Black-Scholes method based on the following weighted average assumptions:  (1) risk free interest rate of 1%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 121%; and (4) an expected life of the warrants of 3.4 years.

2009 Debenture Transactions

Assignment of Debenture and Common Stock Warrant agreement

On July 11, 2009, we entered into an Assignment of Debenture and Common Stock Warrant agreement with EMC Corporation and RSA Security Inc., its wholly owned subsidiary (collectively “EMC”).  Pursuant to the terms of the agreement, EMC has agreed to assign and transfer to us approximately $7.1 million of our 8% Senior Secured Convertible Debentures and approximately 1.01 million common stock purchase warrants upon the receipt of certain deliverables and the certification of the content of such deliverables.  The aforementioned deliverables are as follows: (i) pay EMC cash in the amount of $1.00; (ii) return to EMC all intellectual property belonging to EMC that is in our and SmartDisplayer Technology’s possession; (iii) return to EMC certain inventory containing EMC-related materials; (iv) grant to EMC certain audit and confirmation rights as further described in the Agreement; and (v) cancel a pre-existing Supply Agreement between EMC and us.  Additionally, the Agreement provides for the mutual release of all claims, whether known or unknown, between the parties which relate to the securities and the Supply Agreement. On September 29, 2009 we were notified by EMC Corporation that we had fulfilled all of our obligations and conditions under the Assignment.  As a result, approximately $7,600,000 (which includes interest, penalties and all other costs, expenses and charges associated therewith) of the Company’s 8% Senior Secured Convertible Debentures along with 1,008,064 common stock purchase warrants were assigned back to the Company and retired.  Also, the conversion feature subject to derivative accounting related to these debentures in the amount of approximately $240,000 and the warrant liability related to these warrants of approximately $211,000 have been cancelled. We have made a payment of $60,000 pursuant to the agreement; have been released from our obligation pursuant to a deposit received from RSA Security, Inc. in the amount of $142,006; and all parties have been mutually released from all claims. We have recorded a gain on extinguishment of debt of approximately $8,115,000 as a result of the above transactions.

On September 30, 2009, the Company also entered into a series of transactions with the holders of the remaining Debentures (“Holders”) and certain creditors as described below.

Waiver, Amendment and Exchange Agreement

Pursuant to the terms of the Waiver, Amendment and Exchange Agreement, the holders agreed to waive all existing events of default under the Debentures and to waive any late fees, increased interest and liquidated damages that accrued prior through September 30, 2009. Such amounts aggregated approximately $1,405,000 at September 30, 2009.

The Company also agreed to issue to each of the holders, in exchange for their debentures and warrants, amended and exchanged original issuance discount debentures (“Amended Debenture”), with a principal amount equal to each Holder’s current Debenture plus interest through April 2, 2010 (for an aggregate face amount of $3,975,975) and amended and exchanged warrants (“Amended Warrant”) in an amount equal to each Holders current Warrant (for an aggregate of 700,000 warrants).  Each Amended Debenture (i) bears interest at 8% per year commencing on April 1, 2010, paid quarterly, commencing July 1, 2010, in cash or, subject to certain conditions, registered shares of our common stock; (ii) has a maturity of January 8, 2011, (iii) is convertible at the holders’ option into shares of our common stock at either $1.00 per share (for $686,502 of Debentures) or $0.25 per share (for $3,289,473 of Debentures), (iv) is secured by all of our and our subsidiaries’ assets, including inventory, receivables, unencumbered equipment and intellectual property, and (v) has a forced conversion feature which allows us to force the conversion of the Amended Debenture if our common stock trades above $1.00 for 10 consecutive trading days.  Such a forced conversion may be limited by contractual restrictions on the amount of our common stock which the holder may own and certain other conditions.  Each Amended Warrant has a term of 5 years from the initial issuance date which is January 8, 2008 and an exercise price of $0.25 per share. The original issue discount of $144,649 will be amortized over the period October 1, 2009 to April 2, 2010.

Both the conversion price of the $3,289,473 Amended Debentures initially convertible at $0.25 per share and the exercise price of 580,000 of the Amended Warrants are subject to “full-ratchet” price protection in the event of stock issuances below their respective conversion or exercise prices, except for specified exempted issuances including grants of stock options and stock issuances to officers, directors, employees and consultants.  For the Debentures and Warrants for which price protection have been removed, the related conversion liability of $21,324 and related warrant liability of $23,358 at September 30, 2009 have been reclassified to additional paid-in capital.

During the fourth quarter of 2009, certain debenture holders converted an aggregate of $86,416 of debentures into 345,664 shares of common stock. We recorded a credit of $21,893 related to the change in fair value of the conversion feature of the converted debentures through the dates of conversion. At the dates of conversion, we extinguished a conversion feature liability in the amount of $75,410. Since the conversion feature was accounted for as a liability, we have recorded a gain upon conversion of debt in the amount of $32,900.

At December 31, 2009 we recalculated the fair value of the re-priced conversion feature of the remaining Amended Debentures with price protection subject to derivative accounting and have determined that the fair value at December 31, 2009 is $1,558,072. The fair value of the conversion feature was determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.335%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 161%; and (4) an expected life of the conversion feature of 1 year. We recorded a charge of $1,553,339 during 2009 related to the change in fair value of the conversion feature of the repriced debentures.

At December 31, 2009, we recalculated the fair value of the re-priced warrant liability for the warrants with price protection and have determined that the fair value at December 31, 2009 is $70,533. The fair value of the warrant liability was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 0.335%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 161%; and (4) an expected life of the warrants of 1 year. We recorded a credit of $42,365 at December 31, 2009 related to the change in fair value of the re-priced warrant liability.

We have recorded a gain on extinguishment of debt of approximately $1,438,000 as a result of the above transactions.

Debt Settlement

In addition to the exchange of the Debentures and Warrants, we also settled certain outstanding obligations owed to creditors of the Company in an aggregate amount of $672,243 in exchange for Amended Debentures in the amount of $699,354 and Amended Warrants to purchase 135,533 shares of common stock. The Debentures are convertible at the holders’ option into shares of our common stock at either $1.00 per share (for $652,539 of Debentures) or $0.25 per share (for $46,815 of Debentures).  The original issue discount of $27,111 will be amortized over the period October 1, 2009 to April 2, 2010.

Both the conversion price of the $46,815 Amended Debentures initially convertible at $0.25 per share and the exercise price of 9,073 of the Amended Warrants are subject to “full-ratchet” price protection in the event of stock issuances below their respective conversion or exercise prices, except for specified exempted issuances including grants of stock options and stock issuances to officers, directors, employees and consultants.

At September 30, 2009 we calculated the fair value of the conversion feature of the Amended Debentures with price protection subject to derivative accounting and have determined that the fair value at September 30, 2009 is $52,713. The fair value of the conversion feature was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 1.0%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 121%; and (4) an expected life of the conversion feature of 1.25 years. We recorded a discount of $52,713 at September 30, 2009 related to the fair value of the conversion feature of the debentures, of which $10,267 has been immediately charged to expense. The remaining discount of $42,446 will be amortized to the date of maturity, January 8, 2011.

At December 31, 2009 we calculated the fair value of the conversion feature of the Amended Debentures with price protection subject to derivative accounting and have determined that the fair value at December 31, 2009 is $22,772. The fair value of the conversion feature was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 0.335%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 161%; and (4) an expected life of the conversion feature of 1 year. We recorded a credit of $29,941 at December 31, 2009 related to the change in fair value of the conversion feature.

At September 30, 2009, we calculated the fair value of the warrant liability for the warrants with price protection and have determined that the fair value at September 30, 2009 is $2,554. The fair value of the warrant liability was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 1%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 121%; and (4) an expected life of the warrants of 1.25 years. We recorded a discount of $2,554 at September 30, 2009 related to the fair value of the warrant liability. The discount will be amortized to the date of maturity, January 8, 2011.

At December 31, 2009, we calculated the fair value of the warrant liability for the warrants with price protection and have determined that the fair value at December 31, 2009 is $1,103. The fair value of the warrant liability was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 0.335%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 161%; and (4) an expected life of the warrants of 1 year. We recorded a credit of $1,451 at December 31, 2009 related to the change in fair value of the warrant liability.

At September 30, 2009, we calculated the relative fair value of the warrants without price protection and have determined that the relative fair value at September 30, 2009 is $33,756. The relative fair value of the warrants was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 1%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 121%; and (4) an expected life of the warrants of 1.25 years. We recorded a discount of $33,756 at September 30, 2009 related to the relative fair value of the warrants. The discount will be amortized to the date of maturity, January 8, 2011.

Debenture & Warrant Purchase Agreement

Pursuant to the terms of a Debenture and Warrant Purchase Agreement, the Company issued an additional $1,173,416 face value of its Amended Debentures (convertible into 4,693,664 common shares) and 2,254,642 Amended Warrants.  We received cash proceeds of $1,127,321. The Amended Debentures and Warrants issued to these investors have a conversion price and exercise price of $0.25 and $0.25, respectively. Both the conversion price of the Amended Debentures and the exercise price of the Amended Warrants are subject to “full-ratchet” price protection in the event of stock issuances below their respective conversion or exercise prices, except for specified exempted issuances including grants of stock options and stock issuances to officers, directors, employees and consultants. The original issue discount of $46,095 will be amortized over the period October 1, 2009 to April 2, 2010.

At September 30, 2009 we calculated the fair value of the conversion feature of the Amended Debentures subject to derivative accounting and have determined that the fair value at September 30, 2009 is $1,321,251. The fair value of the conversion feature was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 1.0%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 121%; and (4) an expected life of the conversion feature of 1.25 years. We recorded a discount of $1,321,251 at September 30, 2009 related to the fair value of the conversion feature of the debentures, of which $828,604 has been immediately charged to expense. The remaining discount of $492,647 will be amortized to the date of maturity, January 8, 2011.

At December 31, 2009 we calculated the fair value of the conversion feature of the Amended Debentures subject to derivative accounting and have determined that the fair value at December 31, 2009 is $570,788. The fair value of the conversion feature was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 0.335%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 161%; and (4) an expected life of the conversion feature of 1 year. We recorded a credit of $750,463 at December 31, 2009 related to the change in fair value of the conversion feature.

At September 30, 2009, we calculated the fair value of the warrant liability for the warrants with price protection and have determined that the fair value at September 30, 2009 is $634,674. The fair value of the warrant liability was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 1%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 121%; and (4) an expected life of the warrants of 1.25 years. We recorded a discount of $634,674 at September 30, 2009 related to the fair value of the warrant liability. The discount will be amortized to the date of maturity, January 8, 2011.

At December 31, 2009, we calculated the fair value of the warrant liability for the warrants with price protection and have determined that the fair value at December 31, 2009 is $274,184. The fair value of the warrant liability was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 0.335%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 161%; and (4) an expected life of the warrants of 1 year. We recorded a credit of $360,491 at December 31, 2009 related to the change in fair value of the warrant liability.

Repriced Consultant Warrants

In connection with the above transactions we have replaced 410,000 consultant warrants granted and fully vested in 2008 with Amended Warrants. At December 31, 2009, we calculated the fair value of the warrant liability for these warrants with price protection and have determined that the fair value at December 31, 2009 is $63,156. The fair value of the warrant liability was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 1.0%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 162%; and (4) an expected life of the warrants of 1.75 years. We recorded a charge of $63,156 at December 31, 2009 related to the change in fair value of the warrant liability.

2008 Debenture Transactions

On January 8, 2008, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with 13 institutional and accredited investors (the “Purchasers”). Pursuant to the terms of the Purchase Agreement, the Purchasers purchased $3.5 million of our 8% Senior Secured Convertible Debentures (“Debenture”). The Debenture: (i) bears interest at 8% per year, paid quarterly in cash or registered common stock, at the Company’s discretion; (ii) has a maturity of January 8, 2011, (iii) is convertible at the holder’s option into shares of common stock at $2.50 per share, (iv) is secured by all of the Company’s and its subsidiary’s assets including inventory, receivables, unencumbered equipment and intellectual property under the terms of a Security Agreement, and (v) has a forced conversion feature which allows the Company to force the conversion of the Debenture if the Company’s common stock trades above $5.00 for 20 consecutive trading days and certain other conditions are met. The Company also issued to the Purchasers five-year common stock purchase warrants to purchase 700,000 shares of common stock at an exercise price of $2.75 per share (the “Warrants”). The Company used the net proceeds of the financing for working capital requirements and to pay down certain obligations. The Debenture also contains customary events of default provisions. As part of the transaction, the Company agreed to: (i) cut its monthly burn rate to $600,000 (ii) be compliant with NASDAQ listing requirements; and (iii) obtain shareholder approval prior to effectuating a reverse stock split.

Both the conversion price under the Debenture and the exercise price of the Warrants are subject to “full-ratchet” price protection in the event of stock issuances below their respective conversion or exercise prices and have been reset to $2.48 and $2.728 respectively as a result of the April financing discussed below. The “full-ratchet” price protection does not apply to issuances of stock options and stock issuances to officers, directors, employees and consultants. Both the conversion price of the Debenture and the Warrant strike price were reset following the April 15, 2008 financing described below.

Upon review of ASC 815-40-05 the Company concluded that all applicable requirements for equity treatment on the conversion feature were met. The intrinsic value of the conversion feature amounting to $1,534,460 was calculated in accordance with ASC 470-20-30 and recorded as additional paid-in capital and a corresponding reduction of the carrying value of the Debenture.

The Company is accounting for the Warrants, issued in connection with the Debenture, as derivative liabilities in accordance with ASC 815 – Derivative and Hedging, and ASC 815-40-05. The warrant liability was valued at $1,464,459 at warrant issuance date. In accordance with ASC 815-40-05, the value of Warrants has been recorded as liability subject to marked-to-market revaluation at each period end. At December 31, 2008, the warrant liability was valued at $7,150. The Company recorded a gain on the change in fair value of warrant liability of $1,457,309. The Company uses the Black Scholes model to value the liability. The assumptions used at January 8, 2008 and December 31, 2008 included expected volatility of 118% and 88%, a risk free interest rate of 3.16% and 2.98% and expected life of 5 and 4.3 years, respectively.

The discount attributable to the issuance date intrinsic value of the conversion feature and fair value of Warrants totaling $2,998,918 is being amortized using the effective interest method over the term of the Debenture. During the year ended December 31, 2008, $444,458 of this discount was amortized to interest expense.

In connection with this Debenture, the Company incurred financing cost of $290,000. This financing cost was capitalized and amortized over the life of the Debenture using the effective interest method. During the year ended December 31, 2008, $42,980 of the capitalized financing cost was amortized to interest expense.

As part of the transaction, the Company granted the investors registration rights with regard to: (i) the common shares issuable upon conversion of the Debentures; (ii) the common shares underlying the Warrants; and (iii) the common shares issuable as interest payments pursuant to the Debentures. Pursuant to the registration rights agreement, the Company was required to use its best efforts to file a registration statement by June 7, 2008 and have it be declared effective by August 7, 2008. The registration statement covering the registrable shares was timely filed and declared effective on July 3, 2008. The Company has a continuing obligation to use its best efforts to maintain the registration statement effective until such time as all the registrable securities are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144.

On April 15, 2008, the Company entered into a Securities Purchase Agreement with EMC Corporation (“EMC”). Pursuant to the terms of the agreement, EMC purchased $5 million of the Company’s 8% Senior Secured Convertible Debenture (“Debenture”). The Debenture: (i) bears interest at 8% per year, paid quarterly in cash or, subject to certain conditions, registered shares of the Company’s common stock; (ii) has a maturity of April 15, 2011, (iii) is convertible at EMC’s option into shares of the Company’s common stock at $2.48 per share, (iv) is secured by all of the Company’s assets, including inventory, receivables, unencumbered equipment and intellectual property, and (v) has a forced conversion feature which allows the Company to force the conversion of the Debenture if the Company’s common stock trades above $5.00 for 20 consecutive trading days. Such a forced conversion may be limited by contractual restrictions on the amount of the Company’s common stock which EMC may own and certain other conditions. The Company also agreed to issue EMC five-year Common Stock Purchase Warrants to purchase 1,008,064 shares of the Company’s common stock at an exercise price of $2.728 per share. The Company is using the net proceeds of the financing for working capital requirements and to pay down certain obligations. The Debenture also contains customary events of default provisions. As part of the transaction, the Company agreed to: (i) maintain monthly burn rate at $600,000 or below, (ii) be compliant with NASDAQ listing requirements; and (iii) obtain shareholder approval prior to effectuating a reverse stock split and for the issuance of additional shares of the Company’s common stock. Both the conversion price of the Debenture and the exercise price of the Warrants are subject to “full-ratchet” price protection in the event of stock issuances below their respective conversion or exercise prices, except for specified exempted issuances including grants of stock options and stock issuances to officers, directors, employees and consultants. The Company agreed to grant registration rights to EMC, by filing a registration statement covering the shares of common stock issuable upon the conversion of the Senior Secured Convertible Debenture, exercise of the Common Stock Purchase Warrant, and issuable by the Company as interest payments by June 7, 2008, and to obtain effectiveness of that registration statement by August 7, 2008. The Company’s officers, directors, and 10% shareholders also executed agreements prohibiting the sales of the Company’s common stock by them until October 31, 2008. In connection with the transaction, the Company also secured voting agreements from its officers, directors and 10% shareholders approving the transaction in the event that the Company is required to seek such approval pursuant to the rules of the NASDAQ.

Both the conversion price under the Debenture and the exercise price under the Warrants are subject to “full-ratchet” price protection in the event of stock issuances below their respective conversion or exercise prices, except for specified exempted issuances including grants of stock options and stock issuances to officers, directors, employees and consultants.

Upon review of ASC 815-40-05, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, paragraphs 12-32, the Company concluded that all applicable requirements for equity treatment on the conversion feature were met. The intrinsic value of the conversion feature amounting to $1,703,494 was calculated in accordance with ASC 470-20-3 and recorded as additional paid-in capital and a corresponding reduction of the carrying value of the Debenture.

The Company is accounting for the Warrants issued in connection with the Debenture, as derivative liabilities in accordance with ASC 815 – Derivative and Hedging and ASC 815-40-05. The warrant liability was valued at $1,622,848 at warrant issuance date. In accordance with ASC 815-40-05, the value of Warrants has been recorded as liability subject to marked-to-market revaluation at each period end. At December 31, 2008, the warrant liability was valued at $11,905. The Company recorded a gain on the change in fair value of warrant liability of $1,610,943. The Company uses the Black-Scholes model to value the liability. The assumptions used at April 15, 2008 and December 31, 2008 included expected volatility of 80% and 88%, a risk free interest rate of 2.68% and 2.98% and expected life of 5 and 4.5 years, respectively.

The discount attributable to the issuance date intrinsic value of the conversion feature and fair value of Warrants totaling $3,326,342 is being amortized using the effective interest method over the term of the Debenture. During the year ended December 31, 2008, $496,748 of this discount was amortized to interest expense.

In connection with this Debenture, the Company incurred financing cost of $237,500. This financing cost was capitalized and amortized over the life of the Debenture using the effective interest method. During the year ended December 31, 2008, $35,468 of the capitalized financing cost was amortized to interest expense.

As part of the transaction, the Company granted the investors registration rights with regard to: (i) the common shares issuable upon conversion of the Debentures; (ii) the common shares underlying the Warrants; and (iii) the common shares issuable as interest payments pursuant to the Debentures. Pursuant to the registration rights agreement, the Company was required to use its best efforts to file a registration statement by June 7, 2008 and have it be declared effective by August 7, 2008. The registration statement covering the registrable shares was timely filed and declared effective on July 3, 2008. The Company has a continuing obligation to use its best efforts to maintain the registration statement effective until such time as all the registrable securities are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144.

In September 2008, the Company reached agreements with holders of debentures totaling $6,950,000 such that in lieu of cash, the holders received their interest payments due October 1, 2008 and January 1, 2009 in the form of an increase in the principal amount of the debentures. Included in the increase to the principal amount was a deferral fee equal to ten percent (10%) of the deferred interest. The total increases to the principal balance during 2008 amounted to $309,165.

NOTE 7 – NOTE PAYABLE

On September 9, 2009 we executed a promissory note in the amount of $100,000.   The full amount of principal and accrued but unpaid interest under this note is due on the earlier of: (i) October 31, 2009; or (ii) the date on which we complete the restructuring of our 8% Senior Secured Convertible Debentures described above. We repaid $50,000 on September 30, 2009 and $50,000 on October 1, 2009. As a result of these repayments, no interest was payable on the note.

The holder of the note also received a warrant to purchase 40,000 shares of our common stock at an exercise price of $2.50 per share. The warrant has a term of 5 years. The warrant is subject to “full-ratchet” price protection in the event of stock issuances below its exercise price, except for specified exempted issuances including grants of stock options and stock issuances to officers, directors, employees and consultants. At September 9, 2009, we calculated the fair value of the warrant liability for the warrant and have determined that the fair value at September 9, 2009 is $2,294. The fair value of the warrant liability was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 1%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 121%; and (4) an expected life of the warrant of 2 years. We recorded a discount of $2,294 at September 9, 2009 related to the fair value of the warrant liability and this discount has been fully expensed at September 30, 2009.

As a result of the restructuring of our 8% Senior Secured Convertible Debentures described above, the warrant was increased to 400,000 shares and the exercise price was reduced to $0.25 per share. At December 31, 2009, we recalculated the fair value of the re-priced warrant liability and have determined that the fair value at December 31, 2009 is $61,616. The fair value of the warrant liability was determined using the Black-Scholes method based on the following assumptions:  (1) risk free interest rate of 1%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 162%; and (4) an expected life of the warrants of 1.75 years. We recorded a charge of $59,322 during 2009 related to the change in fair value of the re-priced warrant liability.

NOTE 8 - STOCKHOLDER’S EQUITY

PREFERRED STOCK

The Company has 5,000,000 authorized shares of $0.001 par value preferred stock. The preferred stock may be issued in series, from time to time, with such designations, rights, preferences, and limitations as the Board of Directors may determine by resolution.

COMMON STOCK

The Company has 75,000,000 authorized shares of $0.001 par value common stock.

During the fourth quarter of 2009 the Company issued 345,664 shares of common stock upon conversion debentures in the amount of $86,416.

During 2008 the Company issued 50,000 shares of common stock upon the exercise of 50,000 stock options and received cash proceeds of $50,000.

During 2008 the Company issued 12,140 shares of common stock upon the cashless exercise of warrants.

NOTE 9- STOCK OPTIONS AND WARRANTS

STOCK OPTIONS

2004 STOCK INCENTIVE PLAN

The Company’s Board of Directors and stockholders approved the 2004 Stock Incentive Plan in August 2004. The 2004 Stock Incentive Plan provides for the grant of incentive stock options to the Company’s employees, and for the grant of non-statutory stock options, restricted stock, stock appreciation rights and performance shares to the Company’s employees, directors and consultants.

The Company reserved a total of 2,351,000 shares of its common stock for issuance pursuant to the 2004 Stock Incentive Plan. The board of directors, or a committee of the board, administers the 2004 Stock Incentive Plan. Stock options are generally granted with terms of up to ten years and vest over a period of five years under the 2004 Stock Incentive Plan. The administrator determines the exercise price of options granted under the 2004 Stock Incentive Plan, but the exercise price must not be less than 85% of the fair market value of the Company’s common stock on the date of grant. In the event the participant owns 10% or more of the voting power of all classes of the Company’s stock, the exercise price must not be less than 110% of the fair market value per share of the Company’s common stock on the date of grant. With respect to all incentive stock options, the exercise price must at least be equal to the fair market value of the Company’s common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of the Company’s outstanding stock or the outstanding stock of any parent or subsidiary of the Company, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options; however, no option will have a term in excess of 10 years from the date of grant.

	2009		2008
		WEIGHTED AVERAGE EXERCISE PRICE		WEIGHTED AVERAGE EXERCISE PRICE
Outstanding at beginning of period	1,544,758	$1.63	2,184,498	$1.97
Options granted	-	-	-	-
Options forfeited	(190,258)	$1.73	(589,740)	$2.95
Options expired	-	-	-	-
Options exercised	-	$-	(50,000)	$1.00

Outstanding at end of period	1,354,500	$1.62	1,544,758	$1.63

Exercisable at end of period	1,321,166	$1.59	1,451,425	$1.52

No options were granted under the 2004 Stock Incentive Plan during the years ended December 31, 2009 or 2008.

The weighted average remaining contractual lives of the options outstanding and options exercisable were as follows:

	Options outstanding	Options exercisable
December 31, 2009	3.71 years	3.67 years
December 31, 2008	6.26 years	6.01 years

2007 EQUITY INCENTIVE PLAN

The Company’s Board of Directors approved the 2007 Equity Incentive Plan in September 2007 and stockholders approved the 2007 Equity Incentive Plan in December 2007. The 2007 Equity Incentive Plan provides for the grant of incentive stock options to the Company’s employees, and for the grant of non-statutory stock options, restricted stock, stock appreciation rights, performance units and performance shares to the Company’s employees, directors and consultants.

The Company reserved a total of 4,000,000 shares of its common stock for issuance pursuant to the 2007 Equity Incentive Plan. A committee of the board of directors administers the 2007 Equity Incentive Plan. Stock options are generally granted with terms of up to ten years and vest over a period of five years under the 2007 Equity Incentive Plan. The administrator determines the exercise price of options granted under the 2007 Equity Incentive Plan, but the exercise price must not be less than 85% of the fair market value of the Company’s common stock on the date of grant. In the event the participant owns 10% or more of the voting power of all classes of the Company’s stock, the exercise price must not be less than 110% of the fair market value per share of the Company’s common stock on the date of grant. With respect to all incentive stock options, the exercise price must at least be equal to the fair market value of the Company’s common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of the Company’s outstanding stock or the outstanding stock of any parent or subsidiary of the Company, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options; however, no option will have a term in excess of 10 years from the date of grant. Awards in excess of the 4,000,000 shares reserved under the 2007 Plan will be considered made from the 2010 Equity Compensation Plan, described in Note 12, upon formal board approval of the 2010 Plan.

Without further stockholder approval, the 2007 Equity Incentive Plan may not issue incentive stock options after September 2017.

A summary of stock option activity and weighted average exercise prices for the years ended December 31, 2009 and 2008 is as follows:

	2009		2008
		WEIGHTED AVERAGE EXERCISE PRICE		WEIGHTED AVERAGE EXERCISE PRICE

Outstanding at beginning of period	2,433,177	$0.80	68,511	$2.76
Options granted	2,872,000	0.20	3,414,666	1.20
Options forfeited	(600,000)	1.55	(1,050,000)	2.25
Options expired	-	-	-	-
Options exercised	-	-	-	-

Outstanding at end of period	4,705,177	$0.33	2,433,177	$0.80

Exercisable at end of period	1,252,402	$0.43	364,719	1.77

The weighted average remaining contractual lives of the options outstanding and options exercisable, which had exercise prices ranging from $0.06 to $2.76, were as follows:

	Options outstanding	Options exercisable
December 31, 2009	7.75 years	8.57 years
December 31, 2008	9.54 years	9.24 years

In April 2009 the Company’s board of directors approved stock option awards to two employees aggregating 150,000 shares of common stock, 100,000 options with an exercise price of $0.072 per share and vest over one year and 50,000 options with an exercise price of $0.062 per share and vest over three years. Both options expire after five years.

In July 2009 the Company’s board of directors approved stock option awards to its directors aggregating 825,000 shares of common stock with an exercise price of $0.18 per share. These options vest over one year. All options expire after ten years. The options had an aggregate grant date fair value of $55,146.

In July 2009 the Company’s board of directors approved stock option awards to employees aggregating 927,000 shares of common stock with an exercise price of $0.18 per share. These options vest one third on the one year anniversary of the grant and the remaining two thirds vest quarterly over the following two years. Of these options, 525,000 expire after ten years and 382,000 expire after five years. The options had an aggregate grant date fair value of $95,040.

In July 2009 the Company’s board of directors approved stock option awards to consultants aggregating 170,000 shares of common stock with an exercise price of $0.18 per share. These options vest one third on the one year anniversary of the grant and the remaining two thirds vest quarterly over the following two years. All options expire after five years. The options will be valued as they vest, with estimated compensation cost recorded between vesting periods.

During the fourth quarter of 2009 the Company’s board of directors approved a stock option award to a director aggregating 100,000 shares of common stock with an exercise price of $0.35 per share. These options vest over one year. All options expire after ten years. The options had an aggregate grant date fair value of $16,661.

During the fourth quarter of 2009 the Company’s board of directors approved stock option awards to employees aggregating 395,000 shares of common stock with exercise prices of $0.18 - $0.35 per share. These options vest one third on the one year anniversary of the grant and the remaining two thirds vest quarterly over the following two years. The options expire after five years. The options had an aggregate grant date fair value of $71,987.

During the fourth quarter of 2009 the Company’s board of directors approved stock option awards to consultants aggregating 305,000 shares of common stock with exercise prices of $0.18 - $0.35 per share. These options vest one third on the one year anniversary of the grant and the remaining two thirds vest quarterly over the following two years. All options expire after five years. The options will be valued as they vest, with estimated compensation cost recorded between vesting periods.

The Company recorded $14,597 and $689,030 of compensation expense for consultant stock options during the years December 31, 2009 and 2008, respectively, which is included in the administrative expense category.

The Company recorded $541,114 and $947,597 of compensation expense for employee stock options during the years ending December 31, 2009 and 2008, respectively, which is included in the administrative expense category. At December 31, 2009 and 2008, there was a total of $644,429 and $1,520,380, respectively, of unrecognized compensation costs related to the non-vested share-based employee compensation arrangements under the 2004 and 2007 Plans. The cost is expected to be recognized as follows: 2010, $337,973; 2011, $156,584; 2012, $121,923; and 2012, $27,949. The weighted average grant date fair value per share for options granted in 2009 and 2008 was $0.11 and $1.09, respectively.  The intrinsic value of total outstanding options and total exercisable options were $284,080 and $107,200, respectively, as of December 31, 2009.

The Black Scholes assumptions used are listed below:
	2009	2008
Risk free interest rate	0.335% - 1.00%	1.35% - 3.73%
Dividends	-	-
Volatility factor	113% - 162%	102%
Expected life	0.625 – 1.75 years	10 years
Annual forfeiture rate	-	10%

STOCK WARRANTS

The following summarizes the warrant transactions:
	Warrants Outstanding	Weighted-Average Exercise Price

Outstanding, December 31, 2007	4,614,598	$1.43
Granted	2,118,064	$2.68
Expired	(12,860)	$1.25
Exercised	(12,140)	$1.25
Outstanding, December 31, 2008	6,707,662	$1.83
Granted	3,900,175	$0.25
Expired/Cancelled	(2,268,064)	$2.72
Exercised	-	$-
Outstanding, December 31, 2009	8,339,773	$0.84

Exercisable, December 31, 2009	8,339,773	$0.84

The weighted-average remaining contractual life of the 8,339,773 warrants outstanding as of December 31, 2009 is 1.92 years.

During 2009, the Company repriced 700,000 of the warrants issued in 2008 in connection with its 8% Senior Secured Debentures (see Note 6).

During 2009, the Company repriced the 410,000 warrants issued in 2008 as payment for services (see Note 6).

During 2009, the Company cancelled 1,008,064 warrants issued in 2008 in connection with its 8% Senior Secured Debentures (see Note 6).

During 2009, the Company issued 2,390,175 warrants in connection with its 2009 debentures and debt settlement (see Note 6).

During 2009, the Company issued 400,000 warrants in connection with a note payable (see Note 7).

During 2008, the Company issued 1,708,064 warrants in connection with its 8% Senior Secured Debentures (see Note 6).

Additionally, during 2008, the Company issued 410,000 warrants in payment for services. In accordance with EITF No. 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” and EITF No. 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees,” the compensation cost associated with these warrants of $413,350 was recognized during 2008.

NOTE 10 - PROVISION FOR INCOME TAXES

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and the tax bases of assets and liabilities at the applicable tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Reconciliations between the statutory federal income tax rate and the Company’s effective income tax rate were as follows:

	2009	2008
Federal income tax at statutory rates	34%	34%
Nontaxable items	-53%	-%
Change in fair value of warrants	-%	12%
Section 382 limitation	-%	(12)%
Return to provision	-%	(2)%
Current year tax credit	-%	2%
State income taxes, net of federal benefit	-7%	7%
Change in valuation allowance	26%	(37	) %
Other	-%	(4)%
Effective income tax rate	0%	0%

Deferred tax assets and liabilities are measured based on the difference between the financial statement and tax bases of assets and liabilities at the applicable tax rates. The significant components of the Company’s net deferred tax assets and (liabilities) consisted of the following:

	2009	2008
Benefits from NOL carryforwards	$8,419,000	$10,103,826
Tax credit carryforward	268,000	268,133
Differences in financial statement and tax accounting for:
Stock compensation	1,661,000	1,471,870
Accruals	-	168,201
Inventory	-	49,291
Deferred revenue	-	501,210
Beneficial conversion feature	-	(1,180,481)
Depreciation and amortization	-	1,564,649
State income tax	(557,000)	(909,192)
Other	-	-
Total Deferred tax assets (gross)	9,791,000	12,037,507
Less Valuation allowance	(9,791,000)	(12,037,507)
Total Deferred Tax assets, net	$-	$-

A valuation allowance has been established due to the uncertainty of realizing certain net operating loss (“NOL”) carryforwards and the other deferred tax assets. The Company had net operating loss (“NOL”) carryforwards at December 31, 2009 and 2008 of approximately $20.6 million and $23.8 million, respectively, for federal income tax purposes and an aggregate of $19.5 million and $22.7 million, respectively, for state income tax purposes. The Company also has Federal research tax credit carryforwards of $130,680 for the years ended December 31, 2009 and 2008 and State research tax credit carryforwards of $137,453 for the years ended December 31, 2009 and 2008, respectively. The Company’s Federal and State NOL carryforwards will be available to offset taxes through December 31, 2029.

For the years ended December 31, 2009 and 2008, the cumulative unrecognized tax benefit was $114,915 which was netted against deferred tax assets with a full valuation allowance, and if recognized there will be no effect on the Company’s effective tax rate. Following is a reconciliation of the beginning to ending cumulative unrecognized tax benefits.

	December 31,
	2009	2008
Beginning unrecognized tax benefits	$114,915	$-
Increase for tax positions in prior years	-	66,788
Increase in tax positions for current year	-	48,127
Ending unrecognized tax benefits	$114,915	$114,915

During 2008, it was determined that, in accordance with Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) the Company experienced an ownership change and would be unable to utilize Federal and State operating losses, resulting in a reduction of its deferred tax asset of $1.1 million. In general, an “ownership change” as defined by Section 382 of the Code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups

The impact of this limitation resulted in a reduction of the Company’s deferred tax assets and a corresponding reduction in its valuation allowance.

Any additional ownership changes in the future, and any future change at its current market capitalization would severely limit the annual use of these NOLs going forward. Such limitation could also result in expiration of a portion of the NOLs before utilization. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized benefits will not impact its effective tax rate.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. During the years ended December 31, 2009 and 2008, the Company did not recognize any interest or penalties.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

LEASE

The Company leases office space on a month-to-month basis.

Rent expense was $50,826 and $161,499 for the years ended December 31, 2009 and 2008, respectively.

LITIGATION

To date, the Company has never been a party to and has never been involved with any litigation. However, in the future, the Company, like any other business or individual, may become subject to litigation some of which the Company can control and other litigation that the Company cannot control. If the Company were to become involved in any litigation, management would have to assess whether or not such litigation would likely have a material adverse effect on the Company’s consolidated financial condition or results of operations.

EMPLOYMENT AGREEMENT

On February 20, 2009, we entered in into a written employment agreement with Richard Nathan.  The agreement provides for a bonus equal to: (i) 3% of increase in market capitalization occurring during first year of employment; and (ii) 2% of increase in market capitalization year after year for all periods thereafter.  Mr. Nathan’s employment under the agreement is “At-Will.”

NOTE 12 - SUBSEQUENT EVENTS

Subsequent to December 31, 2009:

The Company issued 352,667 shares of common stock upon the exercise of options.

The Company issued 1,364,975 shares of common stock upon the conversion of debentures aggregating $341,244.

On February 22, 2010, our Board  and Compensation Committee approved the 2010 Equity Compensation Plan (“2010 Plan”).  The 2010 Plan permits the granting of up to 6,000,000 shares of common stock through the issuance of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Restricted Stock Units, Performance Units, Performance Shares and Other Stock Based Awards to our employees, directors and consultants.  We anticipate submitting the plan for shareholder approval during the following 12 months.  In the event the Plan is not approved by our shareholders during this time, the 2010 Plan will be considered a non-qualified plan.